Filed Pursuant to Rule 424(b)(5)
Registration No. 333-203095

The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has become effective under the Securities Act of 1933, as amended. This preliminary prospectus supplement and the accompanying prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 30, 2015

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus Dated March 30, 2015)

                         Shares

Raptor Pharmaceutical Corp.

Common Stock

$             per share

We are selling            shares of our common stock in this offering.

We have granted the underwriters an option to purchase up to              additional shares.

Our common stock is listed on The NASDAQ Global Market under the symbol “RPTP.” The last reported sale price of our common stock on The NASDAQ Global Market on March 27, 2015 was $11.97 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public Offering Price	$		$75,000,000
Underwriting Discounts and Commissions	$	$
Proceeds to Raptor (before expenses)	$	$

The underwriters expect to deliver the shares to purchasers on or about             , 2015 through the book-entry facilities of The Depository Trust Company.

Joint Book-Running Managers

Citigroup	Leerink Partners	Cowen and Company

Lead Manager

JMP Securities

Co-Manager

Janney Montgomery Scott

                    , 2015

We are responsible for the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus and in any free-writing prospectus we prepare or authorize. We have not authorized anyone to provide you with different information, and we take no responsibility for any other information others may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus is accurate as of any date other than its date.

Neither we nor the underwriters have authorized anyone to provide any information or make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus that we have authorized for use in connection with this offering. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement and the accompanying prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering is current only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering when making your investment decision. You should also read and consider the information in the documents we have referred you to in the section of this prospectus supplement entitled “Where You Can Find More Information.”

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus dated March 30, 2015, provides more general information about our common stock. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or the documents incorporated by reference, you should rely on the information in this prospectus supplement. Generally, when we refer to the prospectus, we are referring to this prospectus supplement and the accompanying prospectus combined.

When we refer to “Raptor ,” “we,” “our,” “us” and the “Company” in this prospectus, we mean Raptor Pharmaceutical Corp. and its consolidated subsidiaries, unless otherwise specified. When we refer to “you,” we mean the holders of the applicable series of securities.

Raptor, our logos and all of our product candidates and trade names are our registered trademarks or our trademarks in the United States and in other select countries. This prospectus also includes trademarks, tradenames and service marks that are the property of other organizations. Solely for convenience, our trademarks and tradenames referred to in this prospectus appear without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and tradenames.

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FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, the documents incorporated by reference and any free writing prospectus that we have authorized for use in connection with this offering contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, concerning our business, operations and financial performance and condition, as well as our plans, objectives and expectations for our business operations and financial performance and condition. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “predict,” “potential,” “positioned,” “seek,” “should,” “target,” “will,” “would,” and other similar expressions that are predictions or indicate future events and future trends, or the negative of these terms or other comparable terminology.

These forward-looking statements are based on management’s current expectations, estimates, forecasts, and projections about our business and the industry in which we operate and management’s beliefs and assumptions and are not guarantees of future performance or development and involve known and unknown risks, uncertainties, and other factors that are in some cases beyond our control. As a result, any or all of our forward-looking statements in this prospectus may turn out to be inaccurate. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the caption “Risk Factors” and elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, including but not limited to the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Potential investors are urged to consider these factors carefully in evaluating the forward-looking statements. These forward-looking statements speak only as of the date of this prospectus. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. You should, however, review the factors and risks we describe in the reports we will file from time to time with the Securities and Exchange Commission, or the SEC, after the date of this prospectus. See “Where You Can Find More Information.”

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PROSPECTUS SUPPLEMENT SUMMARY

This summary provides a general overview of selected information and does not contain all of the information you should consider before buying our common stock. Therefore, you should read this prospectus supplement and the accompanying prospectus, including information incorporated by reference herein and therein, and any free writing prospectus that we have authorized for use in connection with this offering, in their entirety before deciding to invest in our common stock. Investors should carefully consider the information set forth under “Risk Factors” and under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014.

Overview

We are a biopharmaceutical company focused on developing and commercializing transformative treatments for people affected by rare and debilitating diseases.

Our product, PROCYSBI® (cysteamine bitartrate) delayed-release capsules, or PROCYSBI, received marketing approval from the U.S. Food and Drug Administration, or FDA, in April 2013 for the management of nephropathic cystinosis in adults and children six years and older. In Europe, PROCYSBI gastro-resistant hard capsules of cysteamine (as mercaptamine bitartrate), received a marketing authorization in September 2013 from the European Commission, or EC, as an orphan medicinal product for the management of proven nephropathic cystinosis in the European Union, or EU. The EU marketing authorization allows us to commercialize PROCYSBI in the 28 Member States of the EU plus Norway, Liechtenstein and Iceland (which are not EU Member States but are part of the European Economic Area, or EEA). PROCYSBI received seven and ten years of market exclusivity due to its designation as an orphan drug in the United States and the EU, respectively. We achieved first commercial sales of PROCYSBI in the United States in June 2013 and in the EU, specifically in Germany, in April 2014.

As of December 31, 2014, insurers of U.S. commercial patients reimburse Raptor for PROCYSBI therapy at a Wholesale Acquisition Cost, or WAC, price for PROCYSBI of $16,650 per bottle of 250 75-mg capsules and $3,996 per bottle of 60 25-mg capsules. Prices for PROCYSBI therapy vary among patients because doses are individually based on a patient’s weight. In September 2013, we executed an agreement to participate in the U.S. State Medicare/Medicaid rebate program, which will be reflected in our net revenues in mandatory rebates on reimbursements for patients receiving state Medicare and Medicaid insurance coverage. As of December 31, 2014, our price to German, Swiss and Austrian pharmacies was €5,850.23 per bottle of 250 75-mg capsules and €468.02 per bottle of 60 25-mg capsules.

PROCYSBI®

PROCYSBI is an approved therapy for the management of nephropathic cystinosis, a rare, life-threatening metabolic lysosomal storage disorder that causes the rapid, toxic accumulation of cystine in all cells, tissues and organs in the body. PROCYSBI capsules contain cysteamine bitartrate in the form of innovative microspheronized beads that are individually coated to create delayed and extended-release properties, allowing patients to maintain consistent therapeutic systemic drug levels over a 12-hour dosing period. The enteric-coated beads are pH sensitive and bypass the stomach for dissolution and absorption in the more alkaline environment of the proximal small intestine. Randomized controlled clinical trials and extended treatment with PROCYSBI therapy demonstrated consistent cystine depletion as monitored by levels of the biomarker (and surrogate marker), white blood cell cystine. In October 2013, we executed a collaboration agreement with DaVita Clinical Research to screen blood samples from U.S. patients with end-stage renal disease in an effort to identify patients with unrecognized late-onset nephropathic cystinosis and who could potentially be candidates to receive PROCYSBI therapy. As of December 31, 2014, over 90% of the 4,000 samples had been screened.

RP103 Clinical Development

Huntington’s Disease

Huntington’s disease, or HD, is a rare, inherited neurodegenerative disorder that affects approximately 30,000 patients in the United States and more than 100,000 patients worldwide. HD causes neuronal degeneration in the cerebral cortex and basal ganglia, which play a key role in movement and behavior control. The cumulative damage to these areas results in the hallmark symptoms of HD: chorea (jerky movements), neuropsychiatric symptoms, loss of executive functioning and dementia. HD is caused by an autosomal dominant mutation in a gene called huntingtin, which means any child of an affected person typically has a 50% chance of inheriting the disease. The huntingtin gene encodes a protein that is also called “huntingtin.” Expansion of a CAG triplet repeat within the huntingtin gene results in a mutant form of the protein, which gradually damages cells in the brain. HD manifests as a triad of movement, cognitive and psychiatric symptoms which progress gradually in severity over 15-20 years, eventually causing severe physical and mental disability and potentially early death. The symptoms of HD usually become evident between the ages 35-44 years, but the onset can also begin from childhood to late life (>75 years). The treatment options for HD patients are very limited, with no approved drugs that modify disease course. Recommended treatment strategies consist of drugs for symptomatic relief of chorea (with tetrabenazine, XENAZINE®, approved by FDA) and mood swings associated with HD as well as a variety of physical, occupational and dietary therapies.

RP103 as a treatment for Huntington’s disease. RP103, enteric-coated delayed-release cysteamine bitartrate, is currently being evaluated as a treatment for HD. Centre Hospitalier Universitaire, or CHU, d’Angers, France, is conducting the Phase 2/3 clinical trial of RP103. This 36-month clinical trial comprises an 18-month blinded, randomized, placebo-controlled phase followed by an 18-month open-label phase in which all patients transition to RP103. The primary endpoint of the trial is change from baseline of the Total Motor Score, or TMS, of the Unified Huntington’s Disease Rating Scale, or UHDRS at 18 months for RP103 vs. placebo groups. TMS, a validated rating scale, is comprised of approximately 15 different measurements that evaluate gross and small motor function in patients with HD. Chorea is one of two involuntary measurements included in the TMS. The Phase 2/3 trial commenced in October 2010, with full enrollment achieved in June 2012. The study enrolled primarily Stage 1 patients showing early disease symptoms with a UHDRS TMS, Score ≥ 5, Total Functional Capacity, or TFC, > 10 and a CAG repeat > 38. Due to the length of the study and the characteristic continuous progression of the disease, patients were allowed to continue their normal medication regime including taking antidepressants and tetrabenazine.

In February 2014, we announced top line results from the planned 18-month analysis of the study. A total of 96 patients with HD were randomized to treatment with RP103 or placebo. A total of 89 patients completed the initial 18-month phase. In the primary analyses (intention to treat population), the change from baseline to month 18 in mean UHDRS TMS was 6.51 in the placebo group and 4.91 in the RP103 group. The between group difference was not statistically significant (p=0.3545).While the results did not reach statistical significance, an overall positive trend was observed.

Patients were not stratified in the study based on concomitant medication use at baseline. We performed post-hoc statistical analyses to assess whether the TMS results were impacted by the effect of tetrabenazine on chorea. In 66 patients not taking tetrabenazine (32 under placebo and 34 under RP103), the results showed a statistically significant difference in the change in total motor score of 2.84 points of progression in the RP103 treatment arm versus 6.78 for the placebo group (p= 0.03).

There were no new or unusual variations from RP103’s clinical safety profile with 48 of 52 patients experiencing at least one adverse event, or AE, during the 18-month interim evaluation versus 38 of 44 under placebo. There were slightly more patients under RP103 than under placebo reporting at least one gastrointestinal AE (61.5% RP103 versus 45.5% placebo), mostly nausea, vomiting, abdominal pain, constipation, headache and breath odor. There were five patients treated with RP103 who experienced serious adverse events, or SAEs, compared with four patients treated with placebo. As of the 18-month time point, seven patients discontinued

treatment, six in the RP103 arm and one in placebo. Three patients receiving RP103 discontinued for SAEs including one for lymphopenia, one for repetitive faintness and one for elevated liver enzymes. One SAE in the placebo group, anxiety, resulted in discontinuation.

Under our amended collaboration agreement with CHU d’Angers, we supply RP103 and placebo capsules for the clinical trial and open-label extension study and fund the third-party statistical analysis of clinical trial data in exchange for regulatory and commercial rights to the clinical trial data. Clinical expenses of the study are covered by a grant from the Programme Hospitalier de Recherche Clinique, which is funded by the French government.

In 2008, we received FDA orphan drug designation for cysteamine formulations, including RP103, for the potential treatment of HD. In July, 2014 we received orphan designation from EC for cysteamine bitartrate for the treatment of HD.

Non-alcoholic Steatohepatitis in Children

Non-alcoholic steatohepatitis, or NASH, is a severe form of non-alcoholic fatty liver disease, or NAFLD, a progressive liver disease associated with deposition of triglycerides in the hepatocytes, in individuals who do not consume hepatotoxic amounts of alcohol. NAFLD is commonly associated with elements of metabolic syndrome, such as obesity, diabetes mellitus and hypertriglyceridemia. Additional factors include family history of diabetes and high blood lipids in people who are not obese. NAFLD refers to a spectrum of conditions ranging from simple fat accumulation in the liver to steatohepatitis, which can lead to cirrhosis, and increase the risk for hepatocellular carcinoma:

•	Non-alcoholic fatty liver disease, or NAFLD – A benign condition with simple fat accumulation within liver cells (hepatic steatosis).

•	Non-alcoholic steatohepatitis, or NASH – 10% to 15% of patients with NAFLD progress to NASH, an aggressive form of NAFLD characterized by hepatic steatosis and inflammation with hepatocyte injury (ballooning) with or without fibrosis.

•	Cirrhosis—15% to 25% of patients with NASH progress to cirrhosis, usually over a period of 10 to 20 years. Cirrhosis is characterized by the replacement of healthy liver tissue with fibrosis and scar tissue, leading to loss of liver function. NASH cirrhosis is a key risk factor for development of hepatocellular carcinoma, or HCC.

NAFLD and NASH prevalence are increasing along with the rise of obesity. NASH is now among the most common reasons why patients are referred for liver transplantation.

According to the World Gastroenterology Organization Global Guidelines, the prevalence of NAFLD in children is about 15% in the United States and western countries. Many of these children progress to NASH. NAFLD and NASH are underdiagnosed in children often due to the initial asymptomatic nature of the disease, lack of recognition, screening or appreciation of associated complications by healthcare providers. Children may not be recognized as obese during office visits and age-appropriate norms for body mass index may go unacknowledged. Liver disease is screened by measuring serum alanine aminotransferase, or ALT, and aspartate aminotransferase, or AST, starting at 10 years old in obese children, and in children with a body mass index of 85th to 94th percentile with other risk factors.

Currently there are no approved drug treatment options for NAFLD or NASH. Disease management strategies include recommendations for lifestyle changes in diet, exercise and weight reduction.

RP103 as a treatment for NASH in children. In 2010, a single arm Phase 2a clinical trial was conducted to examine the effects of a prototype of RP103 (twice daily enteric coated cysteamine) as a treatment for NASH in children. Results of this trial with a prototype of RP103 showed that patients exhibited a marked decline in serum transaminase levels during the treatment period of 26 weeks. Seven of 11 juvenile NASH patients entering the study with elevated ALT and AST achieved more than 50% reduction in ALT and six of 11 reduced their ALT levels to normal range. AST levels were also improved, with patients averaging 41% reduction by the end of the 26-week treatment phase. This reduction in serum liver enzymes was largely sustained during the 6-month post-treatment monitoring phase. Other important liver function biomarkers improved significantly, suggesting potential improvements in hepatic histopathology. These markers included reduced levels of cytokeratin 18, or CK-18, a potential serum marker of disease activity in NASH, which decreased by an average of 45%. Adiponectin levels showed a positive increase by an average of 35% during the treatment period. Reduced adiponectin levels are thought to be a marker of the pathogenesis and progression of NASH. Overall, the drug was well tolerated and adverse events were predominantly gastrointestinal and mild in nature.

In June 2012, we announced the dosing of the first patient in a Phase 2b clinical trial – Cysteamine Bitartrate Delayed-Release for the Treatment of Non-alcoholic Fatty Liver Disease in Children, or CyNCh, which is evaluating the safety and efficacy of RP103 as a potential treatment of NASH in children. The clinical trial is being conducted under a Cooperative Research and Development Agreement, or CRADA, with the National Institute of Diabetes and Digestive and Kidney Diseases, or NIDDK, part of the National Institutes of Health, or NIH. Upon full enrollment in January 2014, 169 patients were enrolled at 10 U.S. centers in the NIDDK-sponsored NAFLD Clinical Research Network.

Raptor and NIDDK share the costs of conducting the CyNCh clinical trial. The primary objective of this randomized, multicenter, double-blind, placebo-controlled Phase 2b clinical trial is to evaluate whether 52 weeks of RP103 treatment reverses liver tissue damage caused by NASH as measured by changes in NAFLD Activity Score, or NAS, a histological rating scale of disease activity (based on scoring lobular inflammation, hepatocyte ballooning and steatosis from a liver biopsy), in conjunction with no worsening of liver tissue fibrosis. Secondary endpoints include blood markers for liver health including ALT and AST, antioxidation biomarkers, imaging, as well as safety and tolerability. Top line clinical trial results for this study are anticipated mid-year 2015.

Mitochondrial disorders including Leigh syndrome

Leigh syndrome is a severe neurological disorder caused by genetic defects in mitochondrial or nuclear DNA affecting respiratory chain function that typically results in death within the first decade of life. The condition causes increased production of reactive oxygen species that disrupt mitochondrial electron transport and affect cellular function in a variety of tissues. Typically observed during the first year of life, Leigh syndrome is characterized by a failure to thrive, lack of coordination, involuntary and sustained muscle contraction, muscle wasting and multiple organ failure. The incidence of Leigh syndrome in the United States is estimated to be 1 in 40,000 newborns.

RP103 as a treatment for mitochondrial disorders including Leigh Syndrome. In June 2014, we initiated a Phase 2 study in the United States designed to evaluate the safety, tolerability and efficacy of RP103 as a potential treatment for Leigh syndrome and other mitochondrial disorders. RP103 potentially increases mitochondrial glutathione which may act as a scavenging agent of reactive oxygen species and thereby reduce the mitochondrial oxidative stress typically associated with these disorders.

The clinical plan includes an open label, 24 week, Phase 2/3 study in 24 patients (up to a maximum of 32 patients). Patients with Leigh syndrome are expected to comprise two-thirds of the enrolled population in the study. Based on an adaptive design statistical plan, we will conduct interim analyses after 4 patients and again after 12 patients have completed the study to determine final sample size. The primary endpoint of the study will be the change from baseline in the Newcastle Pediatric Mitochondrial Disease Scale, or NPMDS, at 24 weeks. Secondary endpoints will include observations of myopathy, dystonia, seizures, motor development, dyskinesia, quality of life and activities of daily living. Interim results from the clinical trial are expected by the end of 2015.

Other Clinical-Stage Product Candidates

Convivia® for ALDH2 Deficiency. We are developing Convivia, our proprietary oral formulation of 4-methylpyrazole, or 4-MP, for the potential treatment of acetaldehyde toxicity resulting from ALDH2 deficiency, an inherited metabolic disorder affecting a material percent of East Asian populations.

In June 2010, we entered into an agreement with Uni Pharma Co., Ltd., or Uni Pharma, pursuant to which we granted Uni Pharma an exclusive license under our intellectual property portfolio relating to Convivia, including method of use and formulation patents. Under this agreement, Uni Pharma is responsible for clinical development, registration and commercialization of Convivia in Taiwan.] We continue to seek partners in other Asian countries to which we may license Convivia in the future for such purposes.

Preclinical Product Candidates

Our preclinical programs include our cysteamine dioxygenase, or ADO, program, to improve treatment of diseases for which cysteamine is therapeutic and our HepTide™ program to treat hepatocellular carcinoma and other cancers susceptible to induced lysosomal storage.

Future Activities

We expect that our near-term efforts will be focused on:

•	Increasing market penetration and sales of PROCYSBI and providing comprehensive reimbursement and adherence support to commercial patients in the United States;

•	Accelerating the launch of PROCYSBI in additional countries in the EEA;

•	Increasing market penetration and sales in Germany, Austria and Switzerland;

•	Negotiating pricing and reimbursement in specific European countries and launching PROCYSBI in additional EU countries and markets in 2015;

•	Continuing a clinical trial to evaluate PROCYSBI in cystinosis patients that are cysteamine-naïve, as well as other supporting trials in underdeveloped markets;

•	Developing select global markets with significant numbers of known cystinosis patients;

•	Screening for undiagnosed and unidentified late-onset adult nephropathic cystinosis patients;

•	Supporting clinical programs and developing clinical and regulatory strategies for the use of RP103 as a potential treatment of HD;

•	Preparing for regulatory interactions to determine the clinical regulatory path forward for RP103 for the potential treatment of NASH in children;

•	Supporting clinical programs evaluating RP103 for the potential treatment of mitochondrial disorders;

•	Supporting our novel preclinical programs;

•	Identifying promising in-licensing product and drug development candidates and exploring acquisition opportunities; and

•	Continuing the development of our RP103 clinical pipeline in other indications.

Corporate Information

We are incorporated under the laws of the State of Delaware and our business was founded in May 2006. Our principal executive office is located at 7 Hamilton Landing, Suite 100, Novato, CA 94949. Our phone number is (415) 408-6200.

The Offering

Issuer	Raptor Pharmaceutical Corp.

Common stock offered by us	shares

Common stock to be outstanding after the offering	shares ( shares if the underwriters exercise their option to purchase additional shares in full).

Underwriters’ option to purchase additional shares	We have granted the underwriters a 30-day option to purchase up to an additional shares of our common stock.

Use of proceeds	We intend to use the net proceeds from the offering to fund our commercial efforts, our clinical and preclinical development programs and other general corporate purposes. See “Use of Proceeds”.

Risk factors	See “Risk Factors” and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors that you should consider carefully before deciding to invest in our common stock.

Symbol on The NASDAQ Global Market	“RPTP”

The number of shares of common stock to be outstanding after this offering is based on 68,861,366 shares of common stock outstanding as of December 31, 2014, and excludes the following, in each case as of such date:

•	8,857,961 shares of common stock issuable upon the exercise of outstanding stock options having a weighted-average exercise price of $7.71 per share;

•	no restricted stock units outstanding;

•	334,764 shares of common stock issuable upon the exercise of outstanding warrants having a weighted-average exercise price of $4.54 per share;

•	1,952,974 shares of common stock reserved for issuance pursuant to future awards under our 2010 Stock Incentive Plan, as well as any automatic increases in the number of shares of our common stock reserved for future issuance under this plan; the number of shares common stock reserved for issuance pursuant to future awards under this plan will be increased by 3,456,620 shares in the event stockholders approve a proposed amendment to this plan at our annual meeting of stockholders to be held on May 5, 2015;

•	978,720 shares of common stock reserved for future issuance under our 2013 Employee Stock Purchase Plan, as well as any automatic increases in the number of shares of our common stock reserved for future issuance under this plan; and

•	2,017,712 shares of common stock reserved for future issuance under our 2014 Employment Commencement Stock Incentive Plan.

Unless otherwise indicated, the number of shares of our common stock described above assumes no exercise of the underwriters’ option to purchase additional shares.

RISK FACTORS

Investing in our common stock involves significant risks, some of which are described below. You should carefully consider these risks, as well as the other information in this prospectus supplement and the accompanying prospectus, including information incorporated by reference, and any free writing prospectus that we have authorized for use in connection with this offering, before deciding whether to invest in our common stock, including but not limited to those listed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014. The occurrence of any of the events or developments described below could harm our business, financial condition, results of operations and growth prospects. In such an event, the market price of our common stock could decline, and you may lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business.

Risks Related to Our Common Stock and this Offering

Management may invest or spend the proceeds of this offering in ways with which you may not agree and in ways that may not yield a return to our stockholders.

We will retain broad discretion over the use of proceeds from this offering. We expect to use the net proceeds from this offering to fund our commercial efforts, our clinical and preclinical development programs and other general corporate purposes. A number of variables will influence our actual use of the proceeds from this offering, and our actual uses of the proceeds of this offering may vary substantially from our currently planned uses. Management could choose to spend the net proceeds from this offering in ways in which stockholders may not deem desirable, or in ways that do not improve our operating results or result in a significant return or any return at all for our stockholders.

New investors in our common stock could experience immediate and substantial dilution.

The offering price of our common stock could be substantially higher than what the net tangible book value per share of our common stock is at the time of any offering. As a result, investors of our common stock in this offering could incur immediate and substantial dilution. After giving effect to the sale of our common stock at the public offering price of $             per share and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our net tangible book value as of December 31, 2014 would have been approximately $            million, or $            per share of common stock. This represents an immediate increase in the net tangible book value of $            per share to our existing stockholders and an immediate and substantial dilution in net tangible book value of $            per share to new investors who purchase our common stock in the offering. See “Dilution” for a more detailed discussion of the dilution new investors will incur in this offering.

Our stock price has been volatile and may continue to be volatile in the future, and our stockholders may not be able to resell shares of our common stock at or above the prices that they paid. The trading volume in our common stock may be relatively small.

Our common stock is quoted on The NASDAQ Global Market. The trading price of our common stock has been and may continue to be volatile. During the 52-week period ended March 27, 2015, our average daily trading volume was approximately 1,288,672 shares and the closing sales price per share of our common stock on The NASDAQ Global Market ranged from $7.12 to $12.20. Our operating performance, both financial and in the development of approved products, significantly affects the market price of our common stock. A number of factors may affect the market price of our common stock, including:

•	the success of our testing and clinical trials and those of others with products similar or related to our products;

•	announcements regarding regulatory approvals or approved label indications and patient populations or changes or delays in the regulatory review process;

•	unexpected difficulties in commercialization or lower than expected sales;

•	lower than expected pricing and reimbursement levels, or no reimbursement at all, for our products in various markets;

•	actions taken by regulatory agencies with respect to our clinical trials, manufacturing supply chain or sales and marketing activities;

•	changes in our relationships with manufacturers, suppliers or collaborators, or our inability to supply enough product to meet demand;

•	announcements of new products or innovations by us or our competitors and announcements concerning our competitors or our industry in general;

•	our ability to obtain additional funding;

•	changes or developments in applicable laws or regulations;

•	any intellectual property infringement actions in which we may become involved;

•	sales and profitability;

•	announcements of significant acquisitions, strategic partnerships, joint ventures, or capital commitments by us, our strategic collaboration partners or our competitors;

•	our ability to manage our projected growth;

•	actual or anticipated fluctuations in our results of operations;

•	changes in financial estimates or recommendations by securities analysts or their ceasing to publish research or reports about our business;

•	the trading volume of our common stock;

•	general economic and market conditions and overall fluctuations in the U.S. equity markets;

•	the appeal and current level of investor interest in the biotechnology/biopharmaceutical capital market sector and in companies in general with business, research strategies and product development pipelines which are similar to us; and

•	the loss of any of our key scientific or management personnel.

For planning purposes, we estimate the timing of the accomplishment of various scientific, clinical, regulatory, market launch and commercialization goals, which we sometimes refer to as milestones. These milestones include the completion of reimbursement and pricing negotiations and commercial launches in additional territories, commencement or completion of scientific studies and clinical trials and the submission of regulatory filings. We also prepare estimates of future financial results for planning and budget purposes. From time to time, we may publicly announce the estimated timing of some of these milestones and provide guidance regarding financial results and other metrics. All of these projections will be based on a variety of assumptions. The actual timing of these milestones and actual financial results can vary dramatically compared to our estimates for a number of reasons, including those set forth above, in many cases for reasons beyond our control. If we do not meet the milestones, financial guidance or other expectations as publicly announced or as projected by various security analysts who follow our company, our stockholders or potential stockholders may lose confidence in our ability to meet overall objectives and our financial planning capabilities, and as a result, the market price of our common stock may decline.

In addition, The NASDAQ Global Market has, from time to time, experienced extreme price and trading volume fluctuations. The market prices of securities of pharmaceutical, biotechnology and other life sciences companies in a comparable stage to ours historically have been particularly volatile, and trading volume in such securities and our common stock has often been relatively small. Moreover, the stock markets in general have experienced substantial volatility that has often been unrelated or disproportionate to the operating performance of individual companies. During certain periods, the favor of certain industry segments, such as the biotechnology segment, may also be volatile. These changes may affect in particular the market price of our common stock and the stock prices of companies such as ours that do not have conventional measures of financial and business health such as sales, earnings, profitability and related measures. These broad market fluctuations, during which our industry and companies at our stage may experience a stronger degree of market sensitivity, will adversely affect the market price of our common stock. In the past, following periods of volatility in the market resulting in substantial declines in the market price of a company’s securities, stockholders have often instituted class action securities litigation against those companies. Such litigation can result in substantial costs and diversion of management attention and resources, which could significantly harm our and reputation and materially adversely affect our business, financial condition and results of operations.

Future sales or issuances of our common stock or other securities in the public market, including shares issuable upon conversion of our convertible senior notes, or the perception of such future sales or issuances, could lead to a decline in the market price of our common stock.

Any issuance of shares of our common stock or other securities, including for the purposes of raising capital to fund our operations, acquisitions and the expansion of our business, will have a dilutive effect on our existing stockholders. In addition, any issuance or the perceived market risk associated with any possible issuance could cause the market price of our common stock to decline. Subsequent sales of our common stock in the open market, exercises of our currently outstanding stock options, conversion of our convertible senior notes and the subsequent sale of the shares acquired thereunder or any other issuance by us of shares of our common stock or other securities could also have an adverse effect on the market price of our common stock. If the market price of our common stock declines, it will be more difficult for us to raise additional capital, or we may be unable to raise additional capital at all.

In addition, we have in the past and may in the future grant rights to some of our stockholders that require us to register the resale of shares or our common stock on behalf of these stockholders and/or to facilitate offerings of shares of our common stock held by these stockholders, including in connection with potential future acquisitions of additional products, product candidates or companies. If holders of such registration rights sell a large number of shares of our common stock, the sale could cause the market price of our common stock to decline. We have also filed registration statements to register the sale of our shares of our common stock reserved for issuance under our equity incentive plans and our employee stock purchase plan and intend to file additional registration statements to register any shares added to the reserves under these plans.

In July 2014, we issued $60.0 million aggregate principal amount of 8.0% convertible senior notes due 2019. The convertible senior notes are convertible at the option of the holder at an initial conversion rate of approximately 57.14 shares of common stock per $1,000 principal amount of convertible senior notes, which is equivalent to an initial conversion price of $17.50, and is subject to adjustment upon certain events and conditions. In addition, we may redeem for cash or require holders to convert the convertible senior notes into shares of common stock if the price of the common stock is at or above 175% of the applicable conversion price over a period of 30 consecutive trading days. The note purchase agreement governing the convertible senior notes provides the holders with registration rights for the shares issued upon conversion of their convertible senior notes subject to certain conditions, and we have filed a registration statement to register the resale of the shares of common stock issuable upon conversion of the convertible senior notes. We may be required to pay increased interest on the convertible senior notes if we do not comply with the registration rights provisions of the note purchase agreement. A substantial number of shares of our common stock are reserved for issuance upon conversion of the convertible senior notes. The issuance of shares of our common stock upon conversion of the convertible senior notes would dilute the ownership interest of our common stockholders and may materially adversely affect the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities.

In connection with other collaborations, joint ventures, license agreements, acquisitions or future financings that we may enter into in the future, we may issue additional shares of common stock or other equity securities, and the value of the securities issued may be substantial and create additional dilution to our common stockholders.

Because we do not intend to pay any cash dividends on our common stock, investors will benefit from an investment in our common stock only if it appreciates in value. Investors seeking dividend income should not purchase shares of our common stock.

We have not declared or paid any cash dividends on our common stock since our inception. We anticipate that we will retain our earnings to support our operations and to finance the growth and development of our business and do not expect to pay cash dividends in the foreseeable future. Our loan agreement with HealthCare Royalty Partners II, L.P., or HC Royalty, prohibits us from paying cash dividends. As a result, the success of an investment in our common stock will depend upon any future appreciation in the market price of our common stock. There can be no guarantee that the market price of our common stock will appreciate or that it will not depreciate. Investors seeking dividend income should not invest in our common stock.

Anti-takeover provisions under Delaware law, in our stockholder rights plan and in our certificate of incorporation and bylaws, as amended, may prevent or complicate attempts by stockholders to change the board of directors or current management and could make a third-party acquisition of us difficult.

Our certificate of incorporation and bylaws, as amended, contain provisions that could significantly reduce the value of our shares to a potential acquirer or delay or prevent changes in control or changes in our management without the consent of our board of directors. The provisions in our charter documents include the following:

•	the right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

•	the required approval of at least 66 2/3% of the shares entitled to vote to remove a director without cause;

•	the ability of our board of directors to authorize the issuance of shares of preferred stock and to determine the price and other terms of those shares, including preferences, dividend rights and voting rights, which may be superior to those of the common stock, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquiror;

•	the ability of our board of directors to alter our bylaws without obtaining stockholder approval;

•	the required approval of at least 66 2/3% of the shares entitled to vote at an election of directors to adopt, amend or repeal our bylaws;

•	a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

•	the requirement that a special meeting of stockholders may be called only by the chairman of the board of directors, the chief executive officer or the board of directors, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors; and

•	advance notice procedures that stockholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to obtain control of us.

We are also subject to the anti-takeover provisions contained in Section 203 of the Delaware General Corporation Law. Under Section 203, a corporation may not, in general, engage in a business combination with any holder of 15% or more of its capital stock unless the holder has held the stock for three years or, among other exceptions, the board of directors has approved the transaction.

We are also party to a stockholder rights plan, also referred to as a “poison pill,” which is intended to deter a hostile takeover of us by making such proposed acquisition more expensive for and less desirable to the potential acquirer.

Our board of directors may use the provisions described above to prevent changes in the management and control of our company. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions would apply even if we were to receive an offer that some stockholders may consider beneficial. Also, under applicable Delaware law, our board of directors may adopt additional anti-takeover measures in the future.

Provisions of the note purchase agreement governing our convertible senior notes may discourage a takeover, which could cause the market price of our common stock to decline.

The repurchase rights and related repurchase premium provided in our convertible senior notes triggered by the occurrence of a change of control may discourage, delay or prevent a third party from acquiring us, even if doing so would benefit our stockholders. In turn, this could cause the market price of our common stock to decline.

Risks Associated with Commercialization and Product Development

Our revenues currently depend entirely on the commercial success of our lead drug, PROCYSBI, for the management of nephropathic cystinosis.

PROCYSBI is our only product currently approved for marketing, and as a result, our revenue and operating results substantially depend on the commercial success of PROCYSBI. We commenced marketing for PROCYSBI in the United States in June 2013 and Europe in April 2014. We did not have prior experience commercializing therapeutics. In the United States, we are permitted to market PROCYSBI only for the management of nephropathic cystinosis in adults and children six years and older. In September 2013, we received marketing authorization from EC to commercialize PROCYSBI for the treatment of proven nephropathic cystinosis in the Economic European Area, or EEA. However, we only recently commenced commercial sales of PROCYSBI in select countries in Europe, and have no assurance of securing reimbursement and subsequently launching in additional countries in the EEA. We believe that our results of operations and, in particular, net product sales of PROCYSBI will affect the trading price of our common stock substantially. If PROCYSBI sales do not meet expectations, our stock price may fluctuate, including a potential and possibly significant decrease.

The successful commercialization of PROCYSBI will depend on several factors, including:

•	our ability to provide acceptable evidence of the safety and efficacy of PROCYSBI;

•	compliance with regulatory requirements, including fulfilling post-approval commitments;

•	our ability to obtain approval by regulatory agencies in other countries, including appropriate product labeling;

•	the effect of current and future healthcare laws;

•	the manufacture and supply of adequate quantities of PROCYSBI in compliance with current good manufacturing practices, or GMPs, as needed to meet commercial demand;

•	adequate coverage and reimbursement for PROCYSBI from commercial health plans and government health programs, which we refer to collectively as third-party payors;

•	our ability to obtain acceptable prices in EEA countries and other select territories, including reimbursement at the country-specific price;

•	limitations or warnings currently contained in or as may later be required in approved labeling and the breadth of product labeling or product insert requirements;

•	our ability to enter into agreements with wholesalers, distributors and pharmacies on commercially reasonable terms; and

•	the development and maintenance of intellectual property and other product protection for PROCYSBI.

If we fail to grow sales of PROCYSBI in existing markets or to successfully commercialize PROCYSBI in other countries within a reasonable time period, we may never become profitable and may be unable to sustain our business, our business, and results of operations and financial condition will be materially adversely affected.

Our ability to generate significant product sales from PROCYSBI is dependent upon market acceptance among physicians, patients, patient families, third-party payors and the healthcare community.

PROCYSBI may not attain or maintain market acceptance among physicians, patients, patient families, third-party payors or the healthcare community compared to the current standard of care and our competitors. We believe that the degree of market acceptance and our ability to generate significant product sales of PROCYSBI will depend on a number of factors, including:

•	the relative efficacy, safety, availability and ease of administration of alternative treatments;

•	the price of our product, both in absolute terms and relative to alternative treatments;

•	the timing of market introduction of our product relative to competitive drugs;

•	the nature of publicity related to our products relative to the publicity related to our competitors’ products;

•	the prevalence and severity of adverse side effects of PROCYSBI;

•	continued patient adherence to therapy;

•	availability of coverage and adequate reimbursement from third-party payors;

•	provision of affordable out-of-pocket costs to patients and/or other programs to ensure patient access to PROCYSBI; and

•	the identification of currently diagnosed and undiagnosed patients and the continued growth of the cystinosis market.

Our efforts to educate patients, physicians, parents, the medical community and third-party payors on the benefits of PROCYSBI may require significant resources and may not be successful. If PROCYSBI does not achieve and maintain significant market acceptance among physicians, patients, patient families, third-party payors or the healthcare community, our business, results of operations and financial condition will be materially adversely affected.

The amount of our product sales of PROCYSBI in the EEA is dependent in part upon the pricing and reimbursement guidelines adopted in each of the EEA countries, which may not be at acceptable levels.

We currently sell PROCYSBI in select EEA countries at the German price. One or more EEA countries may not support our anticipated pricing and reimbursement levels for PROCYSBI, particularly in light of the budget crises faced by a number of countries and third-party payors in the EEA, which would negatively affect revenues from PROCYSBI. The pricing and reimbursement process in EEA countries can be lengthy and involved, and we do not have significant experience with this process. Failure to timely complete the pricing and reimbursement process in the EEA countries will delay our ability to further market PROCYSBI and our ability to derive revenues from that region.

PROCYSBI is, and any other future product candidates, if approved, will be, subject to extensive and ongoing regulatory requirements and continued regulatory review, which will result in significant expense, and we may be subject to penalties and litigation if we fail to comply with regulatory requirements or experience problems with our products.

Even after we achieve regulatory approvals, we are subject to ongoing obligations and continued regulatory review with respect to our manufacturing processes, labeling, packaging, distribution, storage, adverse event reporting, dispensation, advertising, promotion and recordkeeping. These requirements include submissions of safety and other post-marketing information and reports, ongoing maintenance of product registration and continued compliance with good manufacturing practices, or GMPs, good clinical practices, or GCPs, good distribution practices, or GDPs, and good laboratory practices, or GLPs. If we, our products or product candidates or the manufacturing facilities for our products or product candidates fail to comply with applicable regulatory requirements, a regulatory agency may:

•	impose restrictions on the marketing or manufacturing of a product, suspend or withdraw product approvals, revoke necessary licenses or suspend product reimbursement;

•	impose injunctions, suspensions or revocations of necessary approvals or other licenses;

•	issue warning letters, show cause notices or untitled letters describing alleged violations, which may be publicly available;

•	suspend any ongoing clinical trials;

•	delay or refuse to approve pending applications or supplements to approved applications filed by us;

•	refuse to permit drugs or precursor chemicals to be imported or exported to or from the United States;

•	suspend or impose restrictions on operations, including costly new manufacturing requirements;

•	seize or detain products or require us to initiate a product recall; or

•	commence criminal investigations and prosecutions.

Moreover, existing regulatory approvals and any future regulatory approvals that we obtain will be subject to limitations on the approved indicated uses for which the product may be marketed, the conditions of approval, requirements for potentially costly, post-market testing and requirements for surveillance to monitor the safety and efficacy of the product. In the EEA, the advertising and promotion of pharmaceuticals is strictly regulated. The direct-to-consumer promotion of prescription pharmaceuticals is not permitted, and some countries of the EEA require the notification and/or prior authorization of promotional or advertising materials directed at healthcare professionals. The FDA, EMA, EC and other authorities in the EEA countries strictly regulate the promotional claims that may be made about prescription products, and our product labeling, advertising and promotion are subject to continuing regulatory review. Physicians nevertheless may prescribe our product to their patients in a manner that is inconsistent with the approved label or that is off-label. Positive clinical trial results in any of our RP103 programs increase the risk that immediate-release cysteamine bitartrate may be used off-label in those indications in certain geographic areas due to the lower cost of immediate-release cysteamine bitartrate. If we are found to have improperly promoted off-label uses, we may be subject to significant sanctions, civil and criminal fines and injunctions prohibiting us from engaging in specified promotional conduct.

In addition, engaging in improper promotion of our products for off-label uses in the United States can subject us to false claims litigation under federal and state statutes. These false claims statutes in the United

States include the federal False Claims Act, which allows any individual to bring a lawsuit against a pharmaceutical company on behalf of the federal government alleging submission of false or fraudulent claims or causing to present such false or fraudulent claims for payment by a federal program such as Medicare or Medicaid. Growth in false claims litigation has increased the risk that a pharmaceutical company will have to defend a false claim action, pay civil money penalties, settlement fines or restitution, agree to comply with burdensome reporting and compliance obligations and be excluded from Medicare, Medicaid and other federal and state healthcare programs.

The regulations, policies or guidance of regulatory agencies may change and new or additional statutes or government regulations may be enacted that could prevent or delay regulatory approval of our product candidates or further restrict or regulate post-approval activities. For example, the Food and Drug Administration Safety and Innovation Act, or FDASIA, requires the FDA to issue new guidance describing its policy regarding internet and social media promotion of regulated medical products, and the FDA may soon specify new restrictions on this type of promotion. In January 2014, the FDA released draft guidance on how drug companies can fulfill their regulatory requirements for post-marketing submission of interactive promotional media, and though the guidance provided insight into how the FDA views a company’s responsibility for certain types of social media promotion, there remains a substantial amount of uncertainty. We cannot predict the likelihood, nature or extent of adverse government regulation that may arise from pending or future legislation or administrative action, either in the United States or abroad. If we are unable to achieve and maintain regulatory compliance, we may not be permitted to market our drugs, which would adversely affect our ability to generate revenue and achieve or maintain profitability.

If we are unable to expand the use of RP103 and receive regulatory approval for any other indication or for other product candidates, we may delay or terminate some of our product development activities, which would adversely affect the long term value of RP103 or other product candidates and our growth prospects.

The research, testing, manufacturing, labeling, approval, sale, marketing and distribution of drug products, among other things, are subject to extensive regulation by the FDA and other regulatory authorities in the United States and by similar foreign regulatory governmental entities. We are not permitted to market any of our drug product candidates unless we obtain and maintain appropriate pre-market approvals from regulatory agencies in each of the markets in which we intend to market our products. Once approved, we may only market our products for the specific uses that are reflected in the product’s approved labeling. A product’s approved labeling may contain limitations or warnings or may be for different patient populations or for fewer or more limited indications than what we requested in our pre-market approval application, which could result in reimbursement complications, limit access for intended use or limit the commercial profile of the drug. In the United States, we are permitted to market the active pharmaceutical ingredient of RP103 in the formulation of a final drug product and in the doses approved under the brand name PROCYSBI only for the management of nephropathic cystinosis in adults and children six years and older under the brand name PROCYSBI. We are permitted to market PROCYSBI in the EEA as an orphan medicinal product for the treatment of proven nephropathic cystinosis. We do not have approval of RP103 in any other market nor for any other disease indication. There can be no assurance that we will obtain regulatory approval for any other uses for PROCYSBI or any of our other product candidates or that, even if we obtained additional approvals, we would be able to commercialize the product candidates successfully.

A new drug application, or NDA, submitted to the FDA, or a marketing authorization application, or MAA, submitted to the European Medicine Agency, or the EMA, must be supported by extensive clinical and preclinical data, as well as extensive information regarding chemistry, manufacturing and controls. This information must demonstrate the safety and efficacy of the applicable product candidate for the management of each individual indication to the satisfaction of the applicable regulatory authority. Obtaining approval of an NDA, MAA or any other filing for marketing authorization in a foreign country is an extensive, expensive and uncertain process. The time required to obtain approval by the FDA and comparable foreign authorities is unpredictable but typically takes many years following the commencement of clinical trials and depends upon numerous factors, including the substantial discretion of the regulatory authorities. The FDA, EC or other regulatory authorities may delay, limit or deny approval of RP103 or our future drug product candidates for many reasons, including:

•	the results of clinical trials may not meet the level of statistical or clinical significance required by regulatory authorities for approval;

•	regulatory authorities may disagree with the number, design, size, conduct or implementation of our clinical trials; they may change the requirements for approval even after having reviewed and commented on the design for our clinical trials;

•	regulatory authorities may not find the data from preclinical studies and clinical trials sufficient to demonstrate that product candidates have adequate clinical and other benefits or adequate safety profiles, even if they achieve their specified endpoints in clinical trials; or they may disagree with our interpretation of data from preclinical studies or clinical trials and require that we conduct additional trials;

•	regulatory authorities may not accept data generated at our clinical trial sites;

•	regulatory authorities may have difficulties scheduling an advisory committee meeting (or equivalent, if required) in a timely manner, or the advisory committee may recommend against approval of our application or may recommend that the regulatory agency require, as a condition of approval, additional preclinical studies or clinical trials; approval may also be contingent on a Risk Evaluation and Mitigation Strategy, which limits the labeling, distribution or promotion of a drug product;

•	regulatory authorities may require additional preclinical or clinical studies or other data prior to granting approval, and we may not be able to generate the required data on a timely basis, if at all;

•	regulatory authorities may identify deficiencies in the manufacturing processes or in the facilities of our third-party suppliers and/or contract manufacturers or may require us to manufacture additional validation batches or change our process, specifications or third-party suppliers or contract manufacturers; and

•	we may not be able to validate our manufacturing process to the satisfaction of the regulatory authorities, or they may not agree with our plan for potential retrospective validation.

If we fail to gain regulatory approval for RP103 for other indications or our other future drug product candidates, we will have to delay or terminate some or all of our research product development programs, and our business, results of operations and financial condition will be materially adversely affected.

We do not have internal manufacturing capabilities. Throughout most of 2015, we expect to continue to rely on a single source supplier for our active pharmaceutical ingredient, or API, and a single third-party manufacturer for the conversion to finished drug product. We also rely on third parties for the distribution and pharmaceutical services of PROCYSBI in the United States and the EEA. If we are unable to rely on these third parties, our revenue will be delayed or diminished and our business, results of operations and financial condition will be materially adversely affected.

We do not own or operate manufacturing facilities and currently lack the in-house capability to manufacture PROCYSBI or RP103. As a result, we currently contract with external contract manufacturing organizations, or CMOs, for commercial and clinical quantities of PROCYSBI and RP103 for the indications under development. We rely on a single source supplier for our cysteamine API. While we have procured additional manufacturing support with a second supplier for clinical supply of our finished drug product, for the majority of 2015, we will continue to rely on a single third-party manufacturer for supply of finished products until the second supplier can be validated and provide finished product. Our ability to obtain sufficient quantities of PROCYSBI and RP103 is constrained by limited supplies of raw materials and the limited capacity and output of these third parties. Furthermore, any reduction, delay or interruption in our supply of API from the single source supplier or of our supply of finished goods from our CMO, together with any additional required efforts to identify and qualify alternative sources of API supply, could result in significant additional operating costs, interruptions in product supply, delays in sales of PROCYSBI and delays in developing RP103 for additional indications. In addition, supply arrangements from alternative sources not currently under contract may not be available on acceptable economic terms, if at all.

The manufacture of pharmaceutical products requires significant expertise and capital investment, including the development of advanced manufacturing techniques and process controls. Manufacturers of pharmaceutical products often encounter difficulties in production, particularly in scaling up initial production to commercial requirements. Difficulties may arise related to internal processes, production costs and yields, quality control, including stability of the product and quality control testing, sourcing scarcities, resource constraints, equipment problems, shortages of qualified personnel, labor disputes, severe weather events, unstable political environments or financial difficulties at foreign facilities, as well as compliance with strictly enforced federal, state and foreign regulations. Manufacturers may breach their agreements with us or may terminate or decline to renew their agreements with us, whether due to our breach of the relevant agreements or based on their own business priorities. In addition, due to our small patient population, the manufacture of our drug may be given lower prioritization on the production line if manufacturing prioritization is decided by scale.

Manufacturers and suppliers are subject to regulatory requirements covering, among other things, manufacturing, process controls, testing, quality control and record keeping and are subject to ongoing inspections by regulatory agencies. We have no direct control over the ability of our contract manufacturing parties to maintain adequate quality control, quality assurance and qualified personnel, and while final outputs are reviewed by our own internal quality control, we depend on our third-party supplier and manufacturers for compliance with the FDA’s current cGMP requirements and other FDA requirements, the Drug Enforcement Administration’s regulations and other rules and regulations prescribed by applicable non-U.S. regulatory authorities. If our contract manufacturing partners cannot successfully manufacture material that conforms to our specifications and the strict regulatory requirements of the FDA or other regulatory authorities, they will not be able to secure and/or maintain regulatory approval for their manufacturing facilities, and we may experience long delays and interruptions to our manufacturing supply and increased costs.

Pursuant to ongoing obligations from our NDA for PROCYSBI, we are required to collect and submit data to the FDA regularly regarding our currently observed clinical and commercial product profile and overall product safety assessment. While our current inventory falls within the specifications used during our clinical trials that support our NDA in the U.S. and marketing authorization application, or MAA, in Europe, we submitted requests to regulators in the U.S. and Europe for approval of revised PROCYSBI and RP103 specifications. Although we have received approval for the revised specifications in Europe, our revised specifications are currently under review by the FDA. If regulators reject our proposal to modify the specifications or require additional data to support the updated specifications, our ability to release drug product may be limited. Although we have stock of PROCYSBI on hand and believe we have enough PROCYSBI inventory to meet our near-term commercial needs in the United States, if there are material delays in the FDA’s review and potential approval, we may experience an inventory shortfall, which would have a material adverse effect on sales of PROCYSBI. Moreover, even if we receive approval from the FDA of the current revisions to our specifications, we intend to continue to evaluate our product specifications limits. Any additional changes to our product specifications may require additional review and approval by regulators in the United States and Europe. As a result, we may continue to experience intermittent delays in manufacturing or release of drug product as these issues are identified and addressed, and future release of drug product may depend on agreement by regulators of any future specifications updates.

If we or our third-party suppliers and manufacturers fail to comply with applicable regulatory requirements, we could experience significant delays or interruptions to our manufacturing supply that may result in the delay or suspension of our pre-clinical or clinical trials. In addition, a regulatory agency could issue warning letters or untitled letters, seek an injunction, impose civil or criminal penalties or monetary fines, suspend or withdraw regulatory approval, suspend any ongoing clinical trials, refuse to approve pending applications or supplements to applications, suspend or impose restrictions on operations, including costly new manufacturing requirements, seize or detain products or request that we initiate a product recall.

We also rely on a third-party logistics provider and specialty pharmacy to distribute PROCYSBI to patients in the United States and to pharmacies in the EEA and to collect from insurance companies and government agencies in the United States and from pharmacies in the EEA. Our ability to collect from a particular logistics provider is not only subject to such provider’s credit worthiness but is also dependent, in part, on its ability to arrange for full reimbursement from third-party payors. The outsourcing of our distribution function is complex, and we may experience difficulties that could reduce, delay or stop shipments of PROCYSBI. If we encounter such distribution problems, and we are unable to quickly enter into a similar agreement with another specialty distributor on substantially similar terms, if at all, the distribution of PROCYSBI could become disrupted, resulting in reduced revenues, healthcare provider dissatisfaction and/or patient dissatisfaction, which may materially adversely affect our business, results of operations and financial condition.

If any of these events were to occur, our reputation would be harmed, revenues from sales of our products would be delayed or diminished and our business, results of operations and financial condition would be materially adversely affected.

If serious adverse side effects become associated with PROCYSBI, our business, results of operations and financial condition will be materially adversely affected.

The prescribing information for PROCYSBI includes several warnings relating to observed adverse reactions of cysteamine bitartrate usage. The FDA may require products approved under Section 505(b)(2) of the Federal Food, Drug and Cosmetic Act, or FDCA, to bear the same or similar warning statements as the reference product used in the approval. We expect to update adverse reactions listed in the prescribing information based on continued commercial use and additional clinical trials. If additional adverse reactions emerge, or if there is a pattern of severe or persistent previously observed side effects in the relevant patient populations, the FDA, the EMA or other regulatory agencies could modify or revoke our marketing approval, require us to modify our label or require us to suspend production, require a product recall, or we may choose to withdraw PROCYSBI from the market. Regulatory authorities could also require us to change the way the product is administered or modify the product in some other way, or they could require us to conduct additional clinical trials or costly post-marketing testing and surveillance to monitor the safety or efficacy of the product. If this were to occur, we may be unable to maintain marketing approval in our approved indications and/or obtain marketing approval in other indications. In addition, patients or their representatives may bring claims against us alleging serious adverse side effects or harm suffered as a result of use of PROCYSBI. Any such side effects or related claims could have a material adverse effect on our business, results of operations and financial condition. See also the risk factor titled “We may be subject to product liability claims.”

If we fail to demonstrate safety or efficacy in our preclinical studies or clinical trials or to keep to the terms of a product development program, our future business prospects for these drug product candidates will be materially adversely affected.

Clinical trials are very expensive, time consuming and difficult to design and implement. The outcome of clinical trials is uncertain, and results of earlier studies and trials may not be predictive of future trial results. Delays in the commencement or completion of clinical testing for RP103 or pre-clinical or clinical testing for any of our other product candidates could significantly affect our product development costs and business plan.

Preclinical studies involve testing in appropriate multiple non-human disease models to demonstrate efficacy and safety. Regulatory agencies evaluate these data carefully as part of their determination whether to authorize clinical testing in humans. If certain preclinical data reveal potential safety issues or if the results are inconsistent with an expectation of the drug product candidate’s efficacy in humans, the regulatory agencies may require additional testing before allowing human clinical trials. This additional testing will increase program expenses and extend timelines. There are many potential preclinical models to test for different disease states, and we could fail to choose the best preclinical model to determine proof of concept, safety and efficacy of our drug product candidates. We may decide to suspend further testing on our drug product candidates or technologies if, in the judgment of our management and advisors, the preclinical test results do not support further development.

Following successful preclinical testing, drug product candidates must be tested in a clinical development program to provide data on safety and efficacy in humans prior to becoming eligible for product approval and licensure by regulatory agencies. Success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy traits despite having progressed through preclinical studies and initial clinical trials. Clinical trials may also be delayed or repeated as a result of ambiguous or negative interim results or unforeseen complications in testing. A number of companies in the biopharmaceutical industry have suffered significant setbacks in advanced clinical trials due to lack of efficacy or adverse safety profiles, notwithstanding promising results in earlier trials. The clinical trial process may fail to demonstrate with statistical significance that our drug product candidates are safe for humans and effective for indicated uses. This failure may cause us to abandon a drug product candidate and may delay development of other drug product candidates. Any delay in, or termination of, our preclinical testing or clinical trials will delay the filing of relevant marketing applications with regulatory agencies and, ultimately, our ability to commercialize our drug product candidates and generate revenues from related products.

The rate of completion of any clinical trials will be dependent upon, among other factors, the rate of patient enrollment. Patient enrollment is a function of many factors, including the size of the patient population, the nature of the trial, the nature of the disease or medical condition being studied, the availability of alternative therapies and drugs, the proximity of patients to clinical sites and the eligibility criteria for the study. Delays in planned patient enrollment may result in increased costs and delays. In addition, because many of our clinical trials involve small patient populations, the results of these early clinical trials may not be indicative of future results.

Under the Prescription Drug User Fee Act, the FDA seeks to respond to NDAs within ten months of the filing date, but this timeframe is often extended. For example, a sponsor may seek FDA designation of a drug candidate as a “fast track product.” Fast track products are those products intended for the treatment of a serious or life-threatening disease or condition and which demonstrate the potential to address unmet medical needs for such disease or condition. If fast track designation is obtained, the FDA may initiate review of sections of an NDA before the application is complete. This “rolling review” is available if the applicant provides and the FDA approves a schedule for the remaining information. In addition, FDASIA established a new category of drugs referred to as “breakthrough therapies,” which are defined as drugs intended, alone or in combination with one or more other drugs, to treat a serious or life-threatening disease or condition where preliminary clinical evidence indicates that the drug may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. In the future, we may request breakthrough designation or fast track designation from the FDA for our other drug product candidates, but we there can be no assurance that we will obtain such designations. Moreover, even if we obtain breakthrough designation or fast track designation from the FDA, the designations do not guarantee that the FDA will approve our NDA, that the development program or review timeline will ultimately be shorter than if we had not obtained the designations or that the FDA will not request additional information, including additional clinical studies, during its review.

We do not know whether our investigational new drug, or IND, applications for future products or the protocols for any future clinical trials will be accepted by the FDA. We do not know if our clinical trials will begin or be completed on schedule or at all. Even if completed, we do not know if these trials will produce clinically meaningful results sufficient to support an application for marketing approval. The commencement and completion of our planned clinical trials could be substantially delayed or prevented by several factors, including:

•	a limited number of, and competition for, suitable patients with particular types of disease for enrollment in clinical trials;

•	delays or failures in obtaining regulatory clearance to commence a clinical trial;

•	delays or failures in obtaining sufficient clinical materials;

•	inability to design appropriate clinical trial protocols;

•	delays or failures in reaching agreement on acceptable clinical trial agreement terms or clinical trial protocols with prospective sites;

•	inability of our clinical research organizations, or CROs, or other third-party contractors to comply with all contractual requirements or to perform their services in a timely or acceptable manner;

•	inability by us, our CROs or their employees to conduct the clinical trial in accordance with all applicable FDA, Drug Enforcement Administration or other regulatory requirements or our clinical protocols;

•	lack of efficacy during, or other unfavorable results from, clinical trials or pre-clinical studies;

•	discovery of serious or unexpected toxicities or side effects experienced by study participants or other unforeseen safety issues;

•	failure of patients to complete the clinical trial, or inability or unwillingness of patients or medical investigators to follow our clinical trial protocols;

•	inability to monitor patients adequately during or after treatment;

•	regulatory action by the FDA or other regulatory authorities; and

•	lack of adequate funding to continue the clinical trial, including the incurrence of any unforeseen costs.

In addition, changes in applicable regulatory requirements and guidance may occur, and we may need to amend clinical trial protocols to reflect these changes. Amendments may require us to resubmit our clinical trial protocols to Institutional Review Boards for reexamination, which may affect the costs, timing or successful completion of a clinical trial.

Sales of our products outside of the United States are also subject to foreign regulatory requirements governing clinical trials, manufacturing and marketing approvals. Even if the FDA and EC grant marketing approval for a product candidate, comparable regulatory authorities of foreign countries must also approve the manufacturing and marketing of our product candidates in those countries. Approval procedures vary among jurisdictions and can involve requirements and administrative review periods different from, and greater than, those in the United States, including additional preclinical studies or clinical trials or manufacturing and control requirements. In many countries outside the United States, a product candidate must be approved for reimbursement before it can be approved for sale in that country. In many cases, the price that we propose to charge for our products is also subject to approval by individual countries before we can launch our product candidates in those countries. Obtaining foreign regulatory approvals, complying with foreign regulatory requirements and gaining approved pricing and reimbursement could result in significant delays, difficulties and costs for us and could delay or prevent the introduction of our products in certain countries. Further, clinical trials conducted in one country may not be accepted by regulatory authorities in other countries. Regulatory approval in one country does not ensure approval in any other country, while a failure or delay in obtaining regulatory approval in one country may have a negative effect on the regulatory approval process in others.

Any delay in our preclinical or clinical programs or the failure to demonstrate safety or efficacy in our clinical trials would have a material adverse effect on our business, results of operations and financial condition.

If we fail to maintain orphan drug or other regulatory exclusivity for PROCYSBI or to obtain and maintain exclusivity for our orphan drug product candidates, our competitors may sell products to treat the same conditions, possibly at lower prices, and our revenues will be significantly reduced.

PROCYSBI has received marketing approval from the FDA for the management of nephropathic cystinosis in adults and children six years and older and seven years of market exclusivity as an orphan drug in the United States. PROCYSBI has also received approval as an orphan medicinal product for the management of proven nephropathic cystinosis and 10 years of market exclusivity in the EEA. As part of our business strategy, we intend to develop RP103, and potentially other drugs, for additional therapeutic indications that may be eligible for FDA and EMA orphan drug designation.

Under the Orphan Drug Act, the FDA may designate a product as an orphan drug if it is a drug intended to treat a rare disease or condition, defined as a patient population of less than 200,000 in the United States, or a patient population greater than 200,000 in the United States where there is no reasonable expectation that the cost of developing the drug will be recovered from sales in the United States. In the United States, orphan drug designation entitles a party to financial incentives such as opportunities for grant funding towards clinical trial costs, tax advantages and user-fee waivers. The company that first obtains FDA approval for a designated orphan drug for a given rare disease receives marketing exclusivity for use of that drug for the stated condition for a period of seven years, plus an additional six months if designated for a pediatric indication.

In the EU, the EMA’s Committee for Orphan Medicinal Products grants orphan drug designation to promote the development of products that are intended for the diagnosis, prevention or treatment of life-threatening or chronically debilitating conditions affecting not more than five in 10,000 persons in the EU and for which no satisfactory method of diagnosis, prevention or treatment has been authorized (or if the product would be a significant benefit to those affected). In addition, designation is granted for products intended for the diagnosis, prevention or treatment of a life-threatening, seriously debilitating or serious and chronic condition as well as when it is unlikely that sales of the drug in the EU would be sufficient to justify the necessary investment in developing the medicinal product without incentives. An EU orphan drug designation entitles a party to financial incentives such as reduced fees or fee waivers, and 10 years of market exclusivity is granted following medicinal product approval. This period may be reduced to six years if the orphan drug designation criteria are no longer met, including where it is shown that the product is sufficiently profitable not to justify maintenance of market exclusivity. An applicant must request orphan drug designation before submitting an application for marketing approval.

Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process.

Even though we have been granted orphan drug designation in the United States and in the EU prior to the approval of RP103 for the potential treatment of HD, and even if we obtain orphan drug designation for our future drug product candidates, we may not fulfill the criteria for exclusivity, or we may not be the first to obtain marketing approval for any orphan indication. Further, even if we obtain orphan drug exclusivity for a particular product, that exclusivity may not effectively protect the product from competition because different drugs can be approved for the same condition. Even after an orphan drug is approved, the FDA can subsequently approve a drug for the same condition if the FDA concludes that the later drug is safer, more effective or makes a major contribution to patient care. Orphan drug exclusive marketing rights may also be lost if the FDA later determines that the request for designation was materially defective, if a subsequent product is deemed clinically superior or if the manufacturer is unable to deliver sufficient quantities of the drug.

Because the extent and scope of patent protection for some of our drug products may be particularly limited, orphan drug designation is especially important for our eligible products and we plan to rely on the orphan exclusivity period to maintain a competitive position. However, if we do not obtain and/or maintain orphan drug exclusivity for RP103, or if our drug products do not have strong patent protection, our competitors may sell the same drug to treat the same condition, possibly at lower prices, and our revenues will be reduced. Also, without strong patent protection, competitors may sell a generic version of our products upon the expiration of orphan exclusivity if our patent position is not upheld.

If our competitors succeed in developing products and technologies that are more effective than our own, or if scientific developments change our understanding of the potential scope and utility of our drug product candidates, then our technologies and future drug product candidates may be rendered less competitive.

We face significant competition from industry participants that are pursuing technologies similar to those that we are pursuing and are developing pharmaceutical products that are competitive with PROCYSBI or our drug product candidates. Many of the pharmaceutical companies in areas competitive with us have greater capital resources, larger overall research and development staff and facilities and a longer history in drug discovery, development, regulatory approval, manufacturing and marketing than we do. With these additional resources and experience, our competitors may be able to respond to rapid and significant technological changes in the biotechnology and pharmaceutical industries faster than we can.

We expect that the technologies associated with biotechnology research and development will continue to develop rapidly. Our future success will depend in large part on our ability to maintain a competitive position with respect to these technologies. Rapid technological development, as well as new scientific developments, may result in our compounds, drug products, drug product candidates or processes becoming obsolete before we can recover any or all of the expenses incurred to develop them. For example, changes in our understanding of the appropriate population of patients who should be treated with a targeted therapy like those we are developing may limit the drug’s market potential if it is subsequently demonstrated that only certain subsets of patients should be treated with the targeted therapy.

Because the target patient populations for PROCYSBI and some of our drug product candidates are small, we must achieve significant market share and obtain relatively high per-patient prices for our products to achieve meaningful gross margins.

PROCYSBI and our clinical development of RP103 target diseases with small patient populations, including cystinosis and Huntington’s Disease, or HD, respectively. To successfully commercialize a drug product for these indications, we must identify patients and a targeted prescriber base for the drug product. Due to small patient populations, we believe that we would need to have significant market penetration to achieve meaningful revenues. In addition, the per-patient prices at which we sell PROCYSBI and RP103 for these indications will need to be relatively high in order for us to generate an appropriate return for the investment in these product development programs and to achieve meaningful gross margins. Patients who discontinue therapy or do not fill prescriptions are not easily replaced by new patients because of the limited patient population. There can be no assurance that we will successfully obtain or maintain sufficient market share or per-patient prices. Because the potential target populations are very small, even if we obtain significant market share for PROCYSBI and RP103, we may never achieve profitability despite obtaining such significant market share.

Our development strategy for RP103 depends upon the FDA’s prior findings of safety and effectiveness of cysteamine bitartrate based on data not developed by us but upon which the FDA may rely in reviewing any future NDA.

The Hatch-Waxman Amendments added to the FDCA Section 505(b)(2), which permits the filing of an NDA where at least some of the information required for approval comes from studies not conducted by or for the applicant and for which the applicant has not obtained a right of reference. Under this statutory provision, the

FDA may rely, for purposes of approving an NDA, on safety and effectiveness data not developed by the filer of the NDA. We also plan to submit an NDA for RP103 for approval of other indications under Section 505(b)(2), and if we are able to submit those NDAs, they will rely, in part, on the FDA’s previous findings of safety and effectiveness for cysteamine bitartrate. Even though we may be able to take advantage of Section 505(b)(2) to support potential U.S. approval for these additional product candidates, the FDA may require us to perform additional studies or measurements to support approval. In addition, the FDA’s interpretation and use of Section 505(b)(2) has been controversial and has previously been challenged in court, though without a definitive ruling on the propriety of the FDA’s approach. Future challenges, including a direct challenge to the approval of our products and product candidates, may be possible and, if successful, could limit or eliminate our ability to rely on the Section 505(b)(2) pathway for the approval of RP103 and our other product candidates. Such a result could require us to conduct additional testing and costly clinical trials, which could substantially delay or prevent the approval and launch of any future product candidates and would materially adversely affect our business, results of operation and financial condition.

If we fail to comply with our reporting and payment obligations under the Medicaid Drug Rebate Program or other governmental pricing programs in the United States, we could be subject to additional reimbursement requirements, penalties, sanctions and fines, which could have a material adverse effect on our business, results of operations and financial condition.

We participate in the Medicaid Drug Rebate Program, as administered by the Centers for Medicare & Medicaid Services, or CMS, and other federal and state government pricing programs in the United States, and we may participate in additional government pricing programs in the future. These programs generally require us to pay rebates or otherwise provide discounts to government payors in connection with drugs, including PROCYSBI, that are dispensed to beneficiaries of these programs. In some cases, such as with the Medicaid Drug Rebate Program, the rebates are based on pricing and rebate calculations that we report on a monthly and quarterly basis to the government agencies that administer the programs. Pricing and rebate calculations are complex, vary among products and programs, and are often subject to interpretation by governmental or regulatory agencies and the courts. The terms, scope and complexity of these government pricing programs change frequently. Responding to current and future changes may increase our costs and the complexity of compliance will be time consuming. See also the risk factor titled “Legislative changes regarding manufacturers’ rebate obligations for new formulations of oral solid dosage form drugs under the Medicaid Drug Rebate Program, if applied to PROCYSBI, would have a material adverse effect on our business, results of operations and financial condition.”

In addition, the Office of Inspector General has recently increased its focus on the methodologies used by manufacturers to calculate average manufacturer price, or AMP, and best price, or BP, to assess manufacturer compliance with reporting requirements under the Medicaid Drug Rebate Program. We are liable for errors associated with our submission of pricing data and for any overcharging of government payors. For example, failure to submit monthly/quarterly AMP and BP data on a timely basis could result in a civil monetary penalty of $10,000 per day for each day the submission is late beyond the due date. Failure to make necessary disclosures and/or to identify overpayments could result in allegations against us under the Federal False Claims Act and other laws and regulations.

Any required refunds to the U.S. government or responding to a government investigation or enforcement action would be expensive and time consuming and could have a material adverse effect on our business, results of operations and financial condition. In the event that the CMS were to terminate our rebate agreement, no federal payments would be available under Medicaid or Medicare for our covered outpatient drugs.

Pressure from third-party payor coverage, reimbursement and pricing policies may impair our customers’ ability to be reimbursed for PROCYSBI and our other future product candidates at adequate prices or on adequate terms, which may in turn materially adversely affect our business, results of operations and financial condition.

Market acceptance and sales of PROCYSBI and any product candidates that we may develop will depend in large part on third-party payor coverage and reimbursement policies and may be affected by future healthcare reform measures in the United States, the EEA countries and other key international markets. The continuing efforts of governmental and other third-party payors to contain, reduce or shift the costs of healthcare through various means, including an increased emphasis on managed care and attempts to limit or regulate the price of medicinal products and services, particularly for new and innovative products and therapies, may result in downward pressure on pricing, reimbursement and utilization, which may adversely affect our product sales and results of operations. Moreover, because private health insurers and other third-party payors often follow the coverage and reimbursement policies of government payors, including the Medicare and Medicaid programs, cost-containment measures under these programs play a particularly significant role in the reimbursement landscape. The government programs relevant to our products include, without limitation, the following:

•	the Medicaid Drug Rebate Program, under which manufacturers must report pricing information and pay rebates in order for their drug products to be covered under state Medicaid programs;

•	the Public Health Service’s 340B Drug Pricing Program, under which manufacturers must offer discounts to certain healthcare organizations that care for underserved populations;

•	the Department of Veterans Affairs’ Federal Supply Schedule pricing program, under which manufacturers agree to offer drugs to certain governmental providers at reduced rates;

•	the TRICARE Retail Pharmacy Program, under which manufacturers must agree to honor certain discounted prices, specifically Federal Ceiling Prices under the Veterans Health Care Act, as a condition for placement in the Department of Defense uniform formulary; and

•	the Medicare Part D program, under which manufacturers contract with plan sponsors to offer certain outpatient drugs to Medicare beneficiaries.

In addition, in the United States, third-party payors often develop cost containment measures using policies that specifically target specialty products and high-cost drugs. For example, formulary placements may be less favorable for brand and higher-costing drugs, which may result in, among other things, greater out-of-pocket costs to patients. PROCYSBI often is subject to such measures, and similar future policies addressing such cost-containment measures may also affect PROCYSBI.

Further, third-party payors also are increasingly considering new metrics as the basis for reimbursement rates, such as average sales price, AMP or actual acquisition cost, and for cost-benefit analyses with comparable drugs. Although the changes to reimbursement methodologies are generally intended to limit payment increases, it is difficult to project the impact of these and other alternative reimbursement methodologies on the willingness of payors to reimburse PROCYSBI and any product candidates that we may develop. To date, PROCYSBI generally has been covered and reimbursed in the United States and the select countries we have entered in Europe, but we do not know whether third-party payors will continue to cover and reimburse PROCYSBI in these markets or at the level PROCYSBI is currently covered, will reimburse PROCYSBI in other EEA countries or will reimburse RP103 and our future products until we enter into payor negotiations. If coverage and reimbursement are not available or limited, or reimbursement is available only at limited levels, our business, results of operations and financial condition will be materially adversely affected.

Legislative changes may increase the difficulty and cost for us to commercialize PROCYSBI or any other product candidate that we develop and affect the prices we may obtain.

In the United States, there have been a number of legislative and regulatory changes and proposed changes regarding the healthcare system that restrict or regulate post-approval activities. The changes may affect our ability to sell PROCYSBI or any other product candidate for which we obtain marketing approval at adequate prices.

In 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, which we refer to together as the “Affordable Care Act,” was adopted. This law intends to broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against fraud and abuse, add new transparency requirements for healthcare and health insurance industries, impose new taxes and fees on the health industry and impose additional health policy reforms. The Affordable Care Act, among other things:

•	increased the minimum Medicaid rebates owed by manufacturers under the Medicaid Drug Rebate Program;

•	revised the definition of AMP for reporting purposes, which could further increase the amount of rebates paid by manufacturers under the Medicaid Drug Rebate Program;

•	extended the Medicaid Drug Rebate Program to beneficiaries enrolled in Medicaid managed care organizations;

•	addressed a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected and for oral solid line extensions and reformulated drugs, which, depending on how the provision is interpreted and implemented, could increase our Medicaid rebate rate substantially;

•	imposed a significant annual fee on companies that manufacture or import branded prescription drug products and established an annual non-deductible fee on entities that sell branded prescription drugs or biologics to specified government programs in the United States;

•	expanded the 340B drug discount program (excluding orphan drugs), including the creation of new penalties for non-compliance; and

•	included a 50% point-of-sale discount off negotiated prices on applicable brand-name drugs for Medicare Part D participants in the coverage gap, or “donut hole,” as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D.

Other legislative and regulatory changes have also been proposed and adopted in the United States since the enactment of the Affordable Care Act. On August 2, 2011, the Budget Control Act of 2011 created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs. These automatic reductions included aggregate reductions of Medicare payments to providers of 2%. These reductions went into effect on April 1, 2013 and, due to subsequent legislative amendments to the statute, will remain in effect through 2024 unless additional Congressional action is taken.

In addition, legislative and regulatory proposals have been made to expand post-approval requirements and restrict sales and promotional activities for pharmaceutical products. Increased scrutiny by the U.S. Congress of the FDA’s approval process may subject us to more stringent product labeling and post-marketing testing and other requirements, and delays in feedback from the FDA may affect our ability to update or adjust our label in a timely manner in the interest of patient adherence and tolerability. We cannot predict whether other legislative changes will be adopted or how such changes would affect the pharmaceutical industry generally and the commercialization of PROCYSBI specifically.

Legislative changes regarding manufacturers’ rebate obligations for new formulations of oral solid dosage form drugs under the Medicaid Drug Rebate Program, if applied to PROCYSBI, would have a material adverse effect on our business, results of operations and financial condition.

The Affordable Care Act created a new formula to determine the rebate amount owed by manufacturers of “line extension” drugs that would likely lead to higher rebates owed by such manufacturers under the Medicaid Drug Rebate Program. The Affordable Care Act defined a line extension drug to mean a new formulation of a drug, “such as an extended release formulation.” In April 2010, CMS stated that it would issue additional guidance to manufacturers and other stakeholders concerning line extensions of existing drugs. In 2012, in implementing the new law, CMS proposed a broad definition of a line extension drug to include any single source or innovator multiple source drug that is an oral solid dosage form approved by the FDA as a change to the initial brand name listed drug; a new formulation of a previously approved oral solid dosage form drug; a new combination of two or more oral solid dosage form drugs; or a new indication for an already marketed oral solid dosage form drug. In the proposed rule, orphan drugs were included as part of the definition of a line extension drug. Although CMS has not yet issued a final rule, CMS expects to finalize the rule in 2015. In the event that CMS finalizes the rule as currently proposed, PROCYSBI would likely be subject to the new rebate calculations under the Medicaid Drug Rebate Program, and, as a result, PROCYSBI sales to Medicaid beneficiaries could be reimbursed at cost and any profits from those sales could be eliminated. Approximately 20% of our current PROCYSBI sales are to Medicaid beneficiaries. Accordingly, the implementation of the proposed rules may have a material adverse effect on our business, results of operations and financial condition.

We are subject, directly and indirectly, to federal and state healthcare fraud and abuse laws, false claims laws, physician payment transparency laws, corrupt practices and bribery laws and health information privacy and security laws. Failure to comply with these laws may subject us to substantial penalties.

We do not and will not control referrals of healthcare services or bill directly to Medicare, Medicaid or other third-party payors. However, federal and state healthcare laws and regulations pertaining to fraud and abuse, physician payment transparency and privacy and security laws and regulations apply to us and our arrangements with healthcare providers, customers and other entities, including our marketing practices, educational programs and pricing policies. These laws include:

•	the federal Anti-Kickback Statute, which prohibits, among other things, persons or entities from knowingly and willfully soliciting, receiving, offering or paying remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual for, or the purchase, order or recommendation of, any good or service for which payment may be made under federal healthcare programs, such as the Medicare and Medicaid programs. A person or entity does not need to have actual knowledge of the federal Anti-Kickback Statute or specific intent to violate it to have committed a violation; in addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act;

•	federal false claims laws, including, without limitation, the False Claims Act, which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid or other federal third-party payors that are false or fraudulent, such as engaging in improper promotion of products for off-label uses;

•	the federal Civil Monetary Penalties law, which prohibits, among other things, offering or transferring remuneration to a federal healthcare beneficiary that a person knows or should know is likely to influence the beneficiary’s decision to order or receive items or services reimbursable by the government from a particular provider or supplier;

•	federal criminal laws that prohibit executing a scheme to defraud any federal healthcare benefit program or making false statements relating to healthcare matters. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation;

•	the federal Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, which governs the conduct of certain electronic healthcare transactions and protects the security and privacy of protected health information;

•

the federal Physician Payment Sunshine Act, which requires manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) to report annually to CMS information related to payments or other “transfers of value” made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, and requires applicable manufacturers and group purchasing organizations to report annually to CMS ownership and investment interests held by the physicians described above and their immediate family members and payments or other “transfers of value” to such physician owners (manufacturers are required to submit reports to CMS by the 90th day of each calendar year);

•	in the EEA, in various member states including France, the United Kingdom, the Netherlands, Italy and Spain, rules adopted by the legislator or self-regulatory industry bodies requiring the notification and/or publication of certain transfers of value from pharmaceutical companies to healthcare professionals (for example, France has recently adopted legislation (Law No. 2011-2012, or the “French Sunshine Act,” and Decree no. 2013-414 which implements it) requiring pharmaceutical companies to disclose and publish agreements with or transfers of value to healthcare professionals);

•	the U.S. Foreign Corrupt Practices Act, or the FCPA, which prohibits corporations and individuals from paying, offering to pay or authorizing the payment of anything of value to any foreign government official, government staff member, political party or political candidate in an attempt to obtain or retain business or to otherwise influence a person working in an official capacity; the UK Bribery Act, which prohibits both domestic and international bribery, as well as bribery across both public and private sectors; and bribery provisions contained in the German Criminal Code, which, pursuant to draft legislation being prepared by the German government, may make the corruption and corruptibility of physicians in private practice and other healthcare professionals a criminal offense; and

•	analogous state and foreign law equivalents of each of the above federal laws, such as anti-kickback and false claims laws which may apply to items or services reimbursed by any third-party payor, including commercial insurers; state laws that require pharmaceutical companies to comply with the industry’s voluntary compliance guidelines and the applicable compliance guidance promulgated by the federal government or otherwise restrict payments that may be made to healthcare providers and other potential referral sources; state laws that require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures; and state laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.

The risk of our being found in violation of these laws is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations. In addition, as we expand our development and commercialization activities outside of the United States, we will need to establish and expand business relationships with various third parties, such as independent contractors, distributors, vendors, advocacy groups and physicians, and we will interact more frequently with foreign officials, including regulatory authorities and physicians employed by state-run healthcare institutions who may be deemed to be foreign officials under the FCPA, the UK Bribery Act or similar laws of other countries that may govern our activities. Any interactions with any such parties or individuals where compensation is provided that are found to be in violation of such laws could result in significant civil and criminal penalties.

Because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available under such laws, it is possible that some of our business activities, including our relationships with physicians and other healthcare providers, some of whom recommend, purchase and/or prescribe our products, and the manner in which we promote our products, could be subject to challenge under one or more of such laws. We are also exposed to the risk that our employees, independent contractors, principal investigators, consultants, vendors, distributors and CROs may engage in fraudulent or other illegal activity. While we have policies and procedures in place prohibiting such activity, misconduct by these parties could include, among other infractions or violations, intentional, reckless and/or negligent conduct or unauthorized activity that violates FDA regulations, including those laws that require the reporting of true, complete and accurate information to the FDA, manufacturing standards, federal and state healthcare fraud and abuse laws and regulations, laws that require the true, complete and accurate reporting of financial information or data or other commercial or regulatory laws or requirements. It is not always possible to identify and deter misconduct by our employees and other third parties, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If our operations are found to violate any of the laws described above or any other laws and regulations that apply to us, we may be subject to penalties, including civil and criminal penalties, damages, fines, disgorgement, the curtailment or restructuring of our operations, the exclusion from participation in federal and state healthcare programs and imprisonment, any of which could adversely affect our ability to market PROCYSBI, RP103 and other future drug candidates, once approved, and materially adversely affect our business, results of operations and financial condition. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. See also the risk factor titled “If we fail to comply with our reporting and payment obligations under the Medicaid Drug Rebate Program or other governmental pricing programs in the United States, we could be subject to additional reimbursement requirements, penalties, sanctions and fines which could have a material adverse effect on our business, results of operations and financial condition.”

Our reliance on third parties may result in delays in completing, or a failure to complete, preclinical testing, clinical trials or regulatory marketing submissions.

In the course of product development, we engage and collaborate with a variety of external organizations to perform services essential to drug product development. The organizations which perform services may include, but are not limited to: governmental agencies and university laboratories; other biotechnology and pharmaceutical companies; CMOs; CROs; distribution and supply (logistics) service organizations; contract testing organizations; consultants or consulting organizations with specialized knowledge based expertise; and intellectual property law firms.

As a result of our engagement of these types of organizations to help us with our product development programs, many important aspects of our business are and will be out of our direct control. Nevertheless, we are responsible for ensuring that each of our product development programs complies with applicable regulatory requirements, and our reliance on these organizations does not relieve us of our regulatory responsibilities. If any such organizations we engage in the future fail to perform their obligations under our agreements with them or fail to perform in a satisfactory manner in compliance with applicable regulatory requirements, we may face delays in completing our development and commercialization processes for any of our drug product candidates and could be required to repeat testing or clinical trials, which would delay the regulatory approval process. Furthermore, any loss or delay in obtaining contracts with such entities may also delay the completion of our clinical trials, regulatory filings and the potential market approval of our drug product candidates.

Specifically, we have and will continue to rely on third parties, such as CROs and/or co-operative groups, to assist us in overseeing and monitoring clinical trials as well as to process the clinical results. Any failure of such third parties to perform or to meet the applicable standards will result in delays in or failures to complete trials. A failure by such third parties to observe the terms of a product development program for any particular product candidate or to complete the clinical trials for a product candidate in the anticipated time frame could materially adversely affect our business, results of operations and financial condition.

In addition, our dependence on collaborative arrangements with third parties subjects us to a number of risks that could harm our ability to develop and commercialize products:

•	collaborative arrangements might not be available on terms which are reasonably favorable to us, or at all;

•	disagreements with partners may result in delays in the development and marketing of products, termination of collaboration agreements or time consuming and expensive legal action;

•	agreement terms may be difficult or costly to enforce;

•	partners may not allocate sufficient funds or resources to the development, promotion or marketing of our product candidates, or may not perform their obligations as expected;

•	partners may choose to develop, independently or with other companies, alternative products or treatments, including products or treatments which compete with ours;

•	agreements with partners may expire or be terminated without renewal, or partners may breach agreements with us;

•	business combinations or significant changes in a partner’s business strategy or financial resources might adversely affect that partner’s willingness or ability to fulfill its obligations to us; and

•	the terms and conditions of the relevant agreements may no longer be suitable.

We cannot guarantee that we will be able to negotiate acceptable future collaboration agreements or that those currently in existence will make it possible for us to fulfill our objectives.

We depend on the support of key scientific and medical collaborators.

We must establish and maintain relationships with key opinion leaders, leading scientists and research institutions. We believe that such relationships are critical to establishing products as a standard of care for their approved indications. Although we have various medical and scientific advisors and research collaborations, there is no assurance that our advisors and our research collaborators will continue to work with us or that we will be able to attract additional advisors or collaborators. If we are not able to maintain existing or establish new clinical and scientific relationships to assist in our commercialization and research and development, we may not be able to establish our products as the standard of care or successfully develop our drug product candidates.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results and prevent fraud.

The Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, requires, among other things, that we maintain effective internal control over financial reporting and disclosure controls and procedures. In particular, we must perform system and process evaluation and testing of our internal control over financial reporting to allow management to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. During its evaluation of the effectiveness of internal control over financial reporting as of December 31, 2014, management identified a material weakness related to our inventory costing and overhead allocations for our commercial product PROCYSBI and determined that our review of our inventory costing and overhead allocations were not performed at a sufficiently detailed level to detect errors in our inventory and related accounts. With the oversight of management and our Audit Committee, we have initiated actions to address the root causes of the material weakness identified in 2014. There can be no assurance that such actions will be sufficient to remedy the material weakness identified or that additional material weaknesses or other control or significant deficiencies will not be identified in the future. If we continue to experience a material weakness in our internal controls or fail to maintain or implement required new or improved controls, such circumstances could cause us to fail to meet our periodic reporting obligations or result in material misstatements in our financial statements, or adversely affect the results of periodic management evaluations and annual auditor attestation reports. Each of the foregoing results could cause stockholders to lose confidence in our reported financial information and lead to a decline in our stock price.

We may be subject to product liability claims.

The nature of our business exposes us to potential liability risks inherent in the testing (including through human trials), manufacturing and marketing of drugs. PROCYSBI and our drug product candidates could potentially harm people, and we may be subject to costly and damaging product liability claims regardless of actual harm. Many of the participants in our clinical trials and cystinosis patients who use PROCYSBI are already critically ill or suffering from chronic debilitating diseases. The waivers we obtain from participants in clinical trials may not be enforceable and may not protect us from liability or the costs of product liability litigation.

We may not be able to avoid significant liability if any product liability claim is brought against us. Although we currently carry product liability insurance, it may not be sufficient to cover any claims. We may be unable to maintain product liability insurance in the future at satisfactory rates or in adequate amounts.

Regardless of the merits or eventual outcome, product liability claims may result in decreased demand for our product candidates, injury to our reputation, withdrawal of clinical trial participants and inability to continue clinical trials, costs to defend the related litigation, diversion of management’s time, substantial monetary awards to trial participants, or patients, regulatory investigations, product recalls or withdrawals, labeling, marketing or promotional restrictions and loss of revenue, any of which may materially adversely affect our business, results or operations and financial condition.

Our success depends on our ability to manage our projected growth.

Our business strategy, including continued commercial sales of PROCYSBI in the United States and certain countries in the EEA, expansion of our commercial operations into other markets, the continuation of our clinical-stage programs and the in-license and acquisition of additional clinical-stage product candidates, will require us to retain existing and add required new qualified and experienced personnel in multiple functional areas over the next several years.

Our management may need to divert a disproportionate amount of its attention away from our day-to-day activities and devote a substantial amount of time to managing these growth activities. We may not be able to manage the expansion of our operations effectively, which may result in weaknesses in our infrastructure, operational mistakes, loss of business opportunities, loss of employees and reduced productivity among remaining employees. Our expected growth could require significant capital expenditures and may divert financial resources from other projects, including additional product candidates.

In addition, in connection with the commercial launch of PROCYSBI in the EEA, we have expanded our operations in Europe where we expect to continue to add personnel. We may encounter difficulties successfully managing remotely a substantially larger and internationally diverse organization and may encounter delays in commercialization if we are not successful in integrating our international operations. Challenges related to managing international operations may arise from staffing and managing foreign operations, reduced or varied protection for intellectual property rights in some countries, potential strain on our financial and managerial controls and reporting systems and procedures, diverse individual country regulatory and statutory laws, the costs of maintaining EEA presence, in-country legal entities and related tax structures, fluctuations in currency exchanges and political and economic instability, including wars, terrorism and political unrest, boycotts, curtailment of trade and other business restrictions.

If our management is unable to effectively manage our growth, our expenses may increase more than expected, our ability to generate revenue could be reduced, and we may not be able to implement our business strategy.

Credit risks from customers outside the United States may materially adversely affect our business, results of operations and financial condition.

Sales of our products to government supported customers outside of the United States are likely to be subject to significant payment delays due to government funding and reimbursement practices, which will result in an increase in the length of time that we may have accounts receivable outstanding. In addition, many governments in Europe are facing significant liquidity crises. If government reimbursement for sales of PROCYSBI or any future products in EEA countries is delayed or becomes unavailable, we may not be able to collect on amounts payable to us in reasonable time frames from such customers, which would cause our capital requirements to increase and would materially adversely affect our business, results of operations and financial condition.

Macroeconomic conditions could materially adversely affect our business, results of operations and financial condition.

Various macroeconomic factors, such as changes in inflation, interest rates, foreign currency exchange rates and overall business and economic conditions and uncertainties, including those resulting from conditions in the global financial markets, could adversely affect our business, results of operations and financial condition. For example, if inflation or other factors were to significantly increase our business costs, it may not be feasible to increase the price of PROCYSBI or any future products due to reimbursement procedures and other pricing pressures.

In the recent past, the global financial crisis caused financing to be unavailable in many cases or caused the cost of financing to significantly increase. Any similar disruption in the financial markets may increase uncertainty in the debt and equity markets, which may adversely affect our ability to access financing on favorable terms in the future. In addition, our suppliers, manufacturers and other third parties important to our business also may be negatively affected by such potential market dislocations and disruptions, and their businesses may be disrupted, which could materially adversely affect our business, results of operations and financial condition.

Our product sales in the United States could be reduced by imports from countries where our products are available at lower prices.

Our recognized product sales in the United States may be reduced if PROCYSBI is imported into the United States from lower-priced markets, whether legally or illegally. In the United States, prices for pharmaceuticals are generally higher than in the bordering nations of Canada and Mexico. There have been proposals to legalize the import of pharmaceuticals from outside the United States. If such legislation were enacted, our revenues could be reduced, and our business, results of operations and financial condition could be materially adversely affected.

Our international sales and operating expenses are subject to fluctuations in currency exchange rates.

A portion of our business is conducted in currencies other than our reporting currency, the U.S. dollar. We recognize foreign currency gains or losses arising from our operations in the period in which we incur those gains or losses. As a result, currency fluctuations between the U.S. dollar and the currencies in which we do business cause foreign currency translation gains and losses. Because of the number of currencies that may be involved as we enter new markets, the variability of currency exposures and the potential volatility of currency exchange rates, we may suffer significant foreign currency translation and transaction losses due to the effect of exchange rate fluctuations. We have not entered into derivative instruments to offset the impact of foreign exchange fluctuations. Given the volatility of exchange rates, there is no assurance that we will be able to effectively manage currency transaction and/or conversion risks.

We may engage in strategic transactions that could affect our liquidity, increase our expenses and present significant challenges in focus and energy to our management.

From time to time, we may consider strategic transactions, such as acquisitions of companies, asset purchases and out-licensing or in-licensing of intellectual property, products or technologies. Additional potential transactions that we may consider include a variety of business arrangements, including spin-offs, strategic partnerships, joint ventures, restructurings, divestitures, business combinations and investments. These transactions may entail numerous operational and financial risks, including exposure to unknown liabilities; disruption of our business and diversion of our management’s time and attention in order to develop acquired products or technologies or to conduct business in new markets; use of existing cash reserves, dilutive issuances of equity securities to replenish cash requirements or to directly pay for transactions, or incurrence of substantial debt to pay for acquisitions; higher-than-expected acquisition and integration costs; increases in near- and long-term expenditures; unexpected difficulties or shortcomings in the development or commercialization of acquired assets, products, or businesses; write-downs of assets or goodwill or impairment charges; increased amortization expenses; difficulty and cost in combining the operations and personnel of any future acquired businesses with our operations and personnel; impairment of relationships with key suppliers or customers of any acquired businesses due to changes in management and ownership; and inability to retain key employees of any acquired businesses.

Accordingly, although we cannot assure you that we will undertake or successfully complete any transactions of the nature described above, any transactions that we do complete may be subject to the foregoing or other risks and could have a material adverse effect on our business, results of operations and financial condition.

Our business involves the use of hazardous materials, and we and our third-party manufacturers and suppliers must comply with environmental laws and regulations, which can be expensive and restrict how we do business.

Our research and development activities and those of our third-party manufacturers and suppliers involve the controlled storage, use and disposal of hazardous materials, including components of our product and product candidates and other hazardous compounds. We and our manufacturers and suppliers are subject to laws and regulations governing the use, manufacture, storage, handling and disposal of these hazardous materials. In some cases, these hazardous materials and various wastes resulting from their use are stored at our and our manufacturers’ facilities pending their use and disposal. We cannot eliminate the risk of contamination, which could cause an interruption of our commercialization efforts, research and development efforts and business operations, environmental damage resulting in costly clean-up and liabilities under applicable laws and regulations governing the use, storage, handling and disposal of these materials and specified waste products. Although we believe that the safety procedures utilized by our third-party manufacturers for handling and disposing of these materials generally comply with the standards prescribed by these laws and regulations, we cannot guarantee that this is the case or eliminate the risk of accidental contamination or injury from these materials. In such an event, we may be held liable for any resulting damages and such liability could exceed our resources and state or federal or other applicable authorities may curtail our use of certain materials and/or interrupt our business operations. We do not currently carry biological or hazardous waste insurance coverage. Furthermore, environmental laws and regulations are complex, change frequently and have tended to become more stringent. We cannot predict the impact of such changes and cannot be certain of our future compliance.

Significant disruptions of information technology systems or breaches of data security could materially adversely affect our business, results of operations and financial condition.

We are increasingly dependent on information technology systems and infrastructure to operate our business. In the ordinary course of our business, we collect, store and transmit large amounts of confidential information, including intellectual property, proprietary business information and personal information. It is critical that we do so in a secure manner to maintain the confidentiality and integrity of such confidential information. We have also outsourced elements of our information technology infrastructure, and as a result a number of third-party vendors may or could have access to our confidential information. The size and complexity of our information technology systems, and those of third-party vendors with whom we contract, make such systems potentially vulnerable to breakdown, malicious intrusion, security breaches and other cyber-attacks. In addition, the prevalent use of mobile devices that access confidential information increases the risk of data security breaches, which could lead to the loss of confidential information, trade secrets or other intellectual property. The costs to us to eliminate or alleviate network security problems, bugs, viruses, worms, malicious software programs and security vulnerabilities could be significant, and while we have implemented security measures to protect our data security and information technology systems, our efforts to address these problems may not be successful, and these problems could result in unexpected interruptions, delays, cessation of service and other harm to our business. Despite the extensive measures we may take to secure data and our information technology systems, a determined hacker or other bad actor may still breach these security measures and our information technology systems. Moreover, if a computer security breach affects our systems or results in the unauthorized release of personally identifiable information, our reputation could be materially damaged. In addition, such a breach may require notification to governmental agencies, the media or individuals pursuant to various federal and state privacy and security laws, if applicable, including the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Clinical Health Act of 2009, and its implementing rules and regulations, as well as regulations promulgated by the Federal Trade Commission and state breach notification laws. We would also be exposed to a risk of loss or litigation and potential liability, which could materially adversely affect our business, results of operations and financial condition.

Business disruptions from the occurrence of a catastrophic disaster could cause damage to our facilities and equipment or that of our third-party manufacturers or suppliers.

Our executive offices and laboratory facility are located in the San Francisco Bay Area near known earthquake fault zones and are vulnerable to significant damage from earthquakes. We and our contract manufacturers and source suppliers of raw materials and critical services are also vulnerable to damage from other types of disasters, including fires, storms and other extreme weather conditions, floods, water shortages, power losses, telecommunications failures, outbreaks of disease and similar events. If such a disaster were to occur, our ability to continue our operations, including commercial sales and product development programs, could be seriously, or potentially completely, impaired. The insurance we maintain may not be adequate to cover our losses resulting from disasters or other business interruptions, and we may not be able to maintain insurance in the future at satisfactory rates or in adequate amounts.

Risks Related to Intellectual Property and Competition

If we are unable to protect adequately our proprietary technology, we may not be able to compete as effectively, and our business, results of operations and financial condition will be materially adversely affected.

Our success depends significantly on our ability to protect our proprietary technology from unauthorized use by third parties. We will be able to obtain such protection only to the extent our products are covered by valid and enforceable patents or trade secrets. Any non-confidential disclosure to or misappropriation by third parties of our confidential or proprietary information could enable competitors to quickly duplicate or surpass our technological achievements and erode our competitive position in the market. Where we elect to pursue patent protection on our proprietary technology, we file, prosecute and maintain patent applications covering certain aspects of our technology. Patent protection may not be available, however, for some of the drug product candidates we are developing. In addition, if we are required to spend significant time and money obtaining, maintaining and enforcing our patent rights, designing around patents held by others or obtaining licenses to third-party patents or other proprietary rights that cover aspects of our product candidates, our business, results of operations and financial condition will be materially adversely affected.

The patent application process, also known as patent prosecution, is expensive and time consuming. It is possible that we or our current licensors, or any future licensors or licensees, may not be able to prepare, file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner or identify patentable aspects of inventions made in the course of development and commercialization activities before it is too late to obtain patent protection on them. If our current licensors, or any future licensors or licensees, are not fully cooperative or disagree with us regarding any aspect of the prosecution, maintenance or enforcement of the patent rights covering our product candidates where they have decision-making rights on such matters, our preferred approach may not be followed and the scope, strength, duration or other aspects of such patent rights could be compromised.

In addition, our patents and applications or those of our licensors may not be prosecuted and enforced in a manner consistent with the best interests of our business. Defects in form in the preparation or filing of our patents or patent applications or those of our licensors may adversely affect proper priority claims, inventorship, claim scope or patent term adjustments. As a result, the patent rights we depend upon to protect our technology may be held invalid or unenforceable or may be limited in scope. Moreover, we cannot assure you that all of the patent applications that we own or license will issue as patents or that, if issued, the claims of such patents will have a scope that will be advantageous to us.

The rights granted to us under the issued patents, as well as those that may be granted on pending patent applications that we own or license, may not be of sufficient scope or strength to provide us with any meaningful protection or commercial advantage. In such case, competitors may be able to design around our patents or develop products that provide outcomes comparable to ours without infringing on our intellectual property rights. In addition, we may in the future be subject to claims by our former employees or consultants asserting an ownership right in our patents or patent applications as a result of the work they performed on our behalf. Although we generally require all of our employees, consultants, advisors and any third parties who have access to our proprietary know-how, information or technology to assign or grant similar rights to us under their inventions arising while working for us, we cannot be certain that we have executed such agreements with all who may have contributed to our inventions and intellectual property, nor can we be certain that our agreements with such parties will not be breached.

If any of our patents or those of our licensors are challenged, invalidated or legally circumvented by third parties, and if we do not own other enforceable patents protecting our products, competitors could market products and use processes that are substantially similar to, or superior to, ours, and our business will suffer. Any of these outcomes could impair our ability to succeed against competition from third parties and materially adversely affect our business, results of operations and financial condition.

Our patents, even if issued, may not afford us the degree of protection we require to maintain a competitive advantage.

We own or license issued U.S. and foreign patents and pending U.S. and foreign patent applications related to certain of our drug product candidates and our other technologies. Evaluating the strength of patents covering our products candidates and other technologies in the biopharmaceutical field involves complex legal and scientific questions and can be highly uncertain. While we also rely on orphan drug exclusivity for PROCYSBI for commercial protection, the degree of patent protection we require may be unavailable or severely limited in some cases and may not adequately protect our products or permit us to gain or keep any competitive advantage. For example, the patent applications that we own or license may fail to result in issued patents in the United States or in other countries. Even if patents do issue on such patent applications, third parties may challenge the validity, enforceability or scope thereof, which may result in such patents being narrowed, invalidated or held unenforceable. For example, U.S. patents can be challenged by any person before the new USPTO Patent Trial and Appeals Board at any time within the one-year period following that person’s receipt of an allegation of infringement of the patents. Patents granted by the European Patent Office may be similarly opposed by any person within nine months from the publication of the grant. Similar proceedings are available in other jurisdictions, and in the United States, Europe and other jurisdictions, third parties can raise questions of validity with a patent office even before a patent has granted.

Even if they are unchallenged, our patents and patent applications, if granted, may not adequately protect our product candidates or technology or prevent others from designing around our patent claims. For example, a third party may develop a competitive product that provides therapeutic benefits similar to one or more of our product candidates but that has a different composition that falls outside the scope of our patent protection. If the breadth or strength of protection provided by the patents and patent applications we own or license covering our product candidates is successfully challenged, then our ability to commercialize such product candidates could be adversely affected, and we may face unexpected competition that may materially adversely affect our business, results of operations and financial condition.

In addition, competitors may interfere with our success in obtaining and maintaining patent protection for our product candidates and technologies in a variety of ways. Competitors may claim that they invented the claimed invention prior to us or our licensors or may file patent applications before we or our licensors do. For example, because patent applications in the United States and most other countries are confidential for a period of time after filing, and some remain so until issued, we cannot be certain that we or our licensors were the first to file any patent application related to a product candidate. Furthermore, if third parties have filed such patent applications, an interference proceeding in the United States can be initiated by a third party to determine who was the first to invent any of the subject matter covered by the patent claims of our applications. Competitors may also claim that we are infringing on their patents and that we therefore cannot develop or commercialize our product candidates or practice our technology. Competitors may also challenge our patents, if issued, by showing the patent examiner that the invention claimed was not original, was not novel or was obvious. In litigation, a competitor could claim that our patents, if granted, are not valid for a number of reasons. If a court agrees, we would lose some or all of our rights to the challenged patents.

Furthermore, patents have a limited lifespan. In the United States, the natural expiration of a patent is generally 20 years after it is filed. Various extensions may be available; however, the life of a patent, and the protection it affords, is limited. Thus, if we encounter delays in regulatory approvals, the period of time during which we could market a product candidate under patent protection could be reduced. Without adequate and continuing patent protection for our product candidates and technologies, we may be open to competition from generic versions of such products and competitive versions of our technologies.

If we do not obtain, or if we lose, adequate patent protection for our product candidates, and if we do not have other regulatory exclusivity for such product candidates as described under the risk factor titled “If we fail to maintain orphan drug or other regulatory exclusivity for PROCYSBI or to obtain and maintain exclusivity for our orphan drug product candidates, our competitors may sell products to treat the same conditions, possibly at lower prices, and our revenues will be significantly reduced,” others may develop and commercialize products that are the same as, or similar to, our product candidates, which would adversely affect our business, results of operations and financial condition.

We may in the future become involved in lawsuits to defend against third-party allegations of infringement or to protect or enforce our intellectual property, which could be expensive, time consuming and unsuccessful and have a material adverse effect on our business, results of operations and financial condition.

The drug product and biopharmaceutical industry has been characterized by frequent and extensive intellectual property litigation. Our competitors or other third-party patent holders may assert that our products are covered by their patents. Although we believe we have adequate defenses available if faced with any allegations that we infringe third-party patents, we cannot be certain that we do not infringe on those patents or that we will not infringe on patents granted in the future. Furthermore, because patent applications can take many years to issue and may be confidential for 18 months or more after filing, and because pending patent claims can be revised before issuance, there may be applications now pending which may later result in issued patents that may be infringed by the manufacture, use or sale of our products. If a patent holder believes our drug product infringes on its patent, the patent holder may sue us even if we have received patent protection for our technology. Moreover, we may face patent infringement claims from non-practicing entities that have no relevant product revenue and against whom our own patent portfolio may thus have no deterrent effect. If our products are found to infringe, we could be prevented from manufacturing or marketing those products.

In addition, competitors may infringe our patents or misappropriate or otherwise violate our intellectual property rights. To stop any such infringement or unauthorized use, litigation may be necessary. If we or one of our licensors or licensees were to initiate legal proceedings against a third party to enforce a patent, the defendant could counterclaim that our patent is invalid and/or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity and/or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements for patent issuance, including lack of novelty, obviousness or non-enablement. Patents may be unenforceable if someone connected with prosecution of the patent withheld relevant information from the USPTO or made a misleading statement during prosecution. The outcomes of proceedings involving assertions of invalidity and unenforceability are unpredictable. Furthermore, prior art that would render our patents invalid may exist. If a defendant were to prevail on a legal assertion of invalidity and/or unenforceability of our patents covering one of our product candidates or technologies, we would lose at least part, and perhaps all, of the patent protection on such product candidates or technologies. Such a loss of patent protection would materially adversely affect our business, results of operations and financial condition, particularly if we do not have other regulatory protection. Moreover, our competitors could counterclaim in any suit to enforce our patents that we infringe their intellectual property.

Third parties may initiate legal proceedings against us to challenge the validity or scope of our intellectual property rights or may allege an ownership right in our patents resulting from their past employment or consultancy with us. Many of our current and potential competitors have the ability to dedicate substantially greater resources to defend their intellectual property rights than we can. Accordingly, despite our efforts, we may not be able to prevent third parties from claiming an ownership interest in or infringing upon or misappropriating our intellectual property. Competing products may also be sold in other countries in which our patent coverage might not exist or be as strong. If we lose a foreign patent lawsuit alleging our infringement of a competitor’s patents, we could be prevented from marketing our product candidates in one or more foreign countries.

Litigation related to infringement or misappropriation of intellectual property rights, with or without merit, is unpredictable, is generally expensive and time consuming and can divert management’s attention from our core business. If we do not prevail in any litigation in which we are alleged to have infringed or misappropriated intellectual property rights, a court could require us to pay substantial damages, treble damages and attorneys’ fees and could prohibit us from using technologies essential to our product candidates, any of which would have a material adverse effect on our business, results of operations and financial condition. If patents asserted against us are upheld as valid and enforceable and we are found to infringe them, we could be prevented from selling our product candidates or technologies unless we can obtain licenses to use the technology or ideas covered by such patents. We do not know whether any necessary licenses would be available to us on satisfactory terms, if at all. If we cannot obtain such licenses, we could be forced to design around the infringed patents at additional cost or to abandon the infringing product candidate or technology altogether. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the market price of our common stock. As a result, our ability to grow our business and compete in the market may be harmed.

We may also support and collaborate in research conducted by government organizations, hospitals, universities or other educational institutions. These research partners may be unwilling to grant us any exclusive rights to technology or product candidates derived from these collaborations. If we do not obtain required licenses or rights, we could encounter delays in our product development efforts while we attempt to design around other patents or even be prohibited from developing, manufacturing or selling drug product candidates requiring these licenses. There is also a risk that disputes may arise as to the rights to technology or drug product candidates developed in collaboration with other parties. Any such disputes may cause our competitive position to be adversely affected and may materially adversely affect our business, results of operations and financial condition.

Obtaining and maintaining patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. In addition, periodic maintenance fees on issued patents often must be paid to the USPTO and foreign patent agencies over the lifetime of the patent. While an unintentional lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. If we fail to maintain the patents and patent applications covering our product candidates or technologies, we may not be able to prevent a competitor from marketing products that are the same as or similar to our products, which would have a material adverse effect on our business, results of operations and financial condition, particularly if we do not have other regulatory protection for our products.

We may not be able to effectively enforce our intellectual property rights throughout the world.

Filing, prosecuting and defending patents on our product candidates and technologies in all countries throughout the world would be prohibitively expensive. The requirements for patentability may differ in certain countries, particularly in developing countries. Moreover, our ability to protect and enforce our intellectual property rights may be adversely affected by unforeseen changes in foreign intellectual property laws. In addition, laws of some countries outside of the United States do not afford intellectual property protection to the same extent as the laws of the United States. Many companies have encountered significant problems in protecting and defending intellectual property rights in certain foreign jurisdictions. The legal systems of some countries, particularly developing countries, do not favor the enforcement of patents and other intellectual property rights. This could make it difficult for us to stop the infringement of our patents or the misappropriation of our other intellectual property rights. For example, many foreign countries have compulsory licensing laws under which a patent owner must grant licenses to third parties. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States. In addition, competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we have patent protection, if our ability to enforce our patents to stop infringing activities is inadequate. These products may compete with our products, and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing. See also the risk factor titled “Our success depends on our ability to manage our projected growth.”

Proceedings to enforce our patent rights in foreign jurisdictions, whether or not successful, could result in substantial costs and divert our efforts and resources from other aspects of our business. Furthermore, while we intend to protect our intellectual property rights in major markets for our products, there can be no assurance that we will be able to initiate or maintain similar efforts in all jurisdictions in which we may wish to market our products. In addition, our efforts to protect our intellectual property rights in such countries may be inadequate.

Changes to the patent law in the United States and other jurisdictions could diminish the value of patents in general, thereby impairing our ability to protect our products.

As is the case with other biopharmaceutical companies, our success is heavily dependent on our having valid and enforceable intellectual property rights, particularly patents. Obtaining and enforcing patents in the biopharmaceutical industry involve both technological and legal complexity and is therefore costly, time consuming and inherently uncertain. Recent patent reform legislation in the United States and other countries, including the Leahy-Smith America Invents Act, or Leahy-Smith Act, signed into law on September 16, 2011, could increase those uncertainties and costs. The Leahy-Smith Act includes a number of significant changes to U.S. patent law. These include provisions that affect the way patent applications are prosecuted, redefine prior art and provide more efficient and cost-effective avenues for competitors to challenge the validity of patents. In addition, the Leahy-Smith Act has transformed the U.S. patent system into a “first to file” system. The first-to-file provisions, however, only became effective on March 16, 2013. Accordingly, it is not yet clear what, if any, impact the Leahy-Smith Act will have on the operation of our business. However, the Leahy-Smith Act and its implementation could make it more difficult to obtain patent protection for our inventions and increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, all of which could materially adversely affect our business, financial condition and results of operations.

The U.S. Supreme Court has ruled on several patent cases in recent years, narrowing the scope of patent protection available in certain circumstances and weakening the rights of patent owners in certain situations. In addition, there have been recent proposals for additional changes to the patent laws of the United States and other countries that, if adopted, could affect our ability to obtain patent protection for our proprietary technology or our ability to enforce our proprietary technology. Depending on future actions by the U.S. Congress, the U.S. courts, the USPTO and the relevant law-making bodies in other countries, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce our existing patents and patents that we might obtain in the future.

If we are limited in our ability to utilize acquired or licensed technologies, or if we lose our rights to critical in-licensed technology, we may be unable to successfully develop, out-license, market and sell our products, which could prevent or delay new product introductions.

We have acquired and licensed certain proprietary technologies and plan to further license and acquire various patents and proprietary technologies owned by other parties. The agreements in place are critical to our product development programs. For example, most of our patent portfolio pertaining to PROCYSBI and RP103 for cystinosis and other therapeutic indications has been licensed from academic institutions. Our license agreements with these institutions include termination clauses that permit the licensor to terminate our license under certain circumstances, including if we materially breach our obligations under the applicable agreement. If one or more of our licenses is terminated, we would have no further right to use or exploit the patents, know-how and other intellectual property rights licensed to us under the agreement, which could adversely affect our ability to market PROCYSBI or continue our development programs of RP103 in other clinical indications.

Our business strategy depends on the successful development of licensed and acquired technologies into commercial products. Therefore, any limitations on our ability to utilize these technologies may impair our ability to develop, out-license or market and sell our product candidates, could delay new product introductions and could adversely affect our reputation, any of which could have a material adverse effect on our business, results of operations and financial condition.

If we are unable to protect the confidentiality of our trade secrets, our competitive position may be harmed, and our business, results of operations and financial condition will be materially adversely affected.

In addition to patent protection, we also rely on trade secrets, including unpatented know-how, technology and other proprietary information, to maintain our competitive position. Our trade secrets may not be adequately protected, however. We have taken steps to protect our trade secrets and proprietary information, including entering into confidentiality agreements and intellectual property assignment agreements with our employees, consultants, advisors and corporate and educational institution partners. Nevertheless, such agreements may not be enforceable or may not provide meaningful protection for our trade secrets or other proprietary information in the event of unauthorized use or disclosure, whether willful or unintentional, or other breaches of the agreements, and we may not be able to prevent such unauthorized disclosure. Monitoring unauthorized disclosure is difficult, and we do not know whether the steps we have taken to prevent such disclosure are, or will be, adequate. In addition, we may not be able to obtain adequate remedies for any such breaches. Enforcing a claim that someone illegally obtained and is using our trade secrets, like patent litigation, is expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the United States may be less willing to protect trade secrets. Our competitors may independently develop equivalent knowledge, methods and know-how. Competitors could purchase our products and attempt to replicate some or all of the competitive advantages we derive from our development efforts, willfully infringe or misappropriate our intellectual property rights, design around our protected technology or develop their own competitive technologies that fall outside of our intellectual property rights. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor, we would have no right to prevent them, or those to whom they communicate it, from using that technology or information to compete with us.

We may be subject to damages resulting from claims that we or our employees have wrongfully used or disclosed alleged trade secrets of our competitors or are in breach of non-competition or non-solicitation agreements with our competitors.

We could in the future be subject to claims that we or our employees have inadvertently or otherwise used or disclosed alleged trade secrets or other proprietary information of former employers or competitors. Although we try to ensure that our employees and consultants do not use the intellectual property, proprietary information, know-how or trade secrets of others in their work for us, we may in the future be subject to claims that we caused an employee to breach the terms of his or her non-competition or non-solicitation agreement or that we or these individuals have, inadvertently or otherwise, used or disclosed the alleged trade secrets or other proprietary information of a former employer or competitor in breach of their obligations to that employer or competitor. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and could be a distraction to management. If our defenses to these claims fail, in addition to requiring us to pay monetary damages, a court could prohibit us from using technologies or features that are essential to our products, if such technologies or features are found to incorporate or be derived from the trade secrets or other proprietary information of the former employers. An inability to incorporate such technologies or features would have a material adverse effect on our business, and may prevent us from successfully commercializing our products. In addition, we may lose the right to practice valuable intellectual property rights or personnel as a result of such claims. Moreover, any such litigation or the threat thereof may adversely affect our ability to hire employees or contract with independent sales representatives. A loss of key personnel or their work product could hamper or prevent our ability to commercialize our products. Any of these events, or a combination thereof, could have a material adverse effect on our business, results of operations and financial condition.

Risks Related to Our Financial Position and Capital Requirements

Our commercial operations and clinical development programs will require substantial future funding which will affect our operational and financial condition.

Our commercial sales programs for PROCYSBI and any future approved products and our product development programs will require substantial additional capital, arising from costs incurred to:

•	conduct research, preclinical testing and human studies and clinical trials; develop and submit regulatory submissions for marketing approvals;

•	develop and submit regulatory submissions for marketing approvals;

•	establish or contract for pilot scale and commercial scale manufacturing processes and facilities;

•	obtain adequate reimbursement for our products;

•	market and distribute PROCYSBI and any future approved products; and

•	establish, develop and maintain quality control, manufacturing, regulatory, medical, distribution, marketing, sales, finance and administrative capabilities to support these programs.

We base our outlook regarding the need for funds on many uncertain variables. Such uncertainties include the success of our commercial sales of PROCYSBI in the United States, the EEA and any additional markets; the success of our efforts to commercialize any future approved products; the scope and results of our research initiatives, preclinical testing and human clinical trials; regulatory approvals; the timing of events outside our direct control, such as competing technological and market developments, negotiations with third-party payors and potential strategic partners; and other factors. In addition, certain product programs may require collaborative agreements with corporate partners with greater financial and organizational resources than we have. Such agreements may require substantial time to complete and may not be available in the time frame desired or with acceptable financial terms, if at all. Any of these factors may significantly change the timing and amount of our cash requirements as they determine such one-time events as the receipt or payment of milestone-based and other payments.

If we fail to raise additional financing when needed, we may have to delay or terminate some or all of our research and development programs, scale back our operations and/or reduce our commercial finance and administrative expenses to sustainable levels, which would have a material adverse effect on our business, results of operating and financial condition.

While we believe that, based upon our projected PROCYSBI sales and planned operations, our cash and cash equivalents as of December 31, 2014 of approximately $150 million will be sufficient to meet our projected operational requirements and obligations through 2016, we will need to sell equity or debt securities to raise additional funds to support, among other things, our development and commercialization programs. The sale of additional equity securities or convertible debt securities will result in additional dilution to our stockholders, and newly issued securities may have rights, preferences and privileges senior to those of holders of our common stock. Additional financing may not be available on a timely basis, in amounts or on terms satisfactory to us, or at all. We may be unable to raise additional capital due to a variety of factors, including our financial condition, the status of our research and development programs, the status of regulatory reviews for marketing approvals, the status of our commercialization activities, sales of PROCYSBI in existing and additional markets and the general condition of the financial markets. If we fail to raise additional financing when needed, we may have to delay, partner, or terminate some or all of our research and development programs, scale back our operations and/or reduce our commercial expenses. If such actions are required, our business, results of operations and financial condition will be adversely affected, and the market value of our common stock may significantly decline.

Our loan agreement with HC Royalty and outstanding convertible senior notes contain a number of restrictive covenants and other provisions, which, if violated, could result in the acceleration of the payment terms of our outstanding indebtedness, which in turn could have a material adverse effect on our business, results of operations and financial condition.

In December 2012, we entered into a loan agreement with HC Royalty, as lender, which we refer to as the HC Royalty Loan Agreement. Under the HC Royalty Loan Agreement, we agreed to borrow $50.0 million in two $25.0 million tranches. We drew down the first tranche in the amount of $25.0 million in December 2012 and the second tranche of $25.0 million in May 2013 when we achieved the milestone of U.S. approval of PROCYSBI. In July 2014, we entered into an amendment and restatement of the original HC Royalty Loan Agreement and borrowed from HC Royalty a third, $10.0 million tranche under the loan facility. Also in July 2014, we issued $60.0 million aggregate principal amount of 8.0% convertible senior notes due 2019 to HC Royalty and other purchasers.

The HC Royalty Loan Agreement includes a number of affirmative and negative covenants, including requirements to use commercially reasonable efforts to exploit PROCYSBI and RP103 in specific markets and to comply with applicable laws, and additional restrictions on mergers, sales of assets, the incurrence of liens, the incurrence of additional indebtedness and transactions with our affiliates, among other requirements. The convertible senior notes also include a number of affirmative and negative covenants, including our obligation to offer to repurchase the notes upon a change of control of our company, limitations on the incurrence of additional indebtedness, registration rights for the holders of the notes and other requirements.

The performance of our obligations under the HC Royalty Loan Agreement is secured by our grant of a security interest to HC Royalty in substantially all of our assets and the assets of our domestic subsidiaries and a pledge of stock of certain of our domestic subsidiaries. Our failure to comply with the terms of the HC Royalty Loan Agreement, the convertible senior notes and related documents could result in an event of default. A change of control of our company, an uncured material adverse effect on our company and certain other specified events could also constitute an event of default under the agreements. In the event of an event of default that is not cured or waived, the payment of all of our indebtedness to HC Royalty and interest thereon and the repayment of the convertible senior notes could accelerate. Under the terms of the security agreement, an event of default could also enable the lender to take possession of, foreclose on, sell, assign or grant a license to use our pledged collateral and to assign and transfer the pledged stock of certain of our subsidiaries. An event of default, a material adverse effect or a change of control would also trigger a prepayment penalty under the HC Royalty Loan Agreement, which would require us to pay a substantially higher amount due than the current balance of our loan.

Any of the events described above, or a combination thereof, could have a material adverse effect on our financial condition and results of operations.

Our cash flows and capital resources may be insufficient to make required payments on our indebtedness.

The required payments of principal and interest on our indebtedness under the HC Royalty Loan Agreement and convertible senior notes may require a substantial portion, or all, of our available cash to be dedicated to the service of these debt obligations. Both the HC Royalty Loan Agreement and the convertible senior notes bear interest at an annual fixed rate of 8.0%. The HC Royalty Loan Agreement also bears a synthetic royalty based on our net revenues from PROCYSBI and other future-approved products in a calendar year. This royalty and the interest under the HC Royalty Loan Agreement and the convertible senior notes are payable quarterly. Principal payments under the HC Royalty Loan Agreement will become due beginning in June 2015. The convertible senior notes will mature on August 1, 2019, unless earlier converted, redeemed or repurchased.

There can be no assurance that our business will generate sufficient cash flow or that we will have capital resources in an amount sufficient to enable us to pay our indebtedness to HC Royalty or the holders of the convertible senior notes. Our debt obligations may also limit our flexibility to plan for or react to changes in our business and industry and place us at a competitive disadvantage compared to competitors with superior financial resources including less debt. If our cash flows and capital resources are insufficient to fund these debt service obligations, we may be forced to reduce or delay product development, sales and marketing and capital and other expenditures. We may also be forced to restructure our indebtedness or raise additional capital through the issuance of equity or debt instruments, and there can be no assurance that we will be able to refinance any of our indebtedness or raise additional capital on a timely basis, in sufficient amounts, on satisfactory terms or at all. The terms of the HC Royalty Loan Agreement and convertible senior notes may also limit our ability to pursue any of these financing alternatives, and these alternatives nonetheless may not enable us to meet our scheduled debt service obligations.

Failure to meet our debt service obligations may result in an event of default under the HC Royalty Loan Agreement, which would permit the lender to accelerate the payment of all of our indebtedness to HC Royalty and interest thereon. An event of default could also enable the lender to take possession of, foreclose on, sell, assign or grant a license to use our pledged collateral and to assign and transfer the pledged stock of certain of our subsidiaries. An event of default, a material adverse effect or a change of control would also trigger a prepayment penalty under the HC Royalty Loan Agreement, which would require us to pay a substantially higher amount than the current balance of our loan.

Failure to meet our debt service obligations may also result in an event of default under the convertible senior notes, which would permit the holders to accelerate the payment of the outstanding principal amount of the notes and interest thereon and require us to pay a repayment premium and higher interest. A change of control would also trigger an obligation to repurchase the convertible senior notes.

Any of the events described above, or a combination thereof, could have a material adverse effect on our business, financial condition and results of operations.

Our ability to use our net operating losses to offset future taxable income may be subject to certain limitations.

In general, under Section 382 of the Internal Revenue Code of 1986, as amended, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change net operating loss carryforwards to offset future taxable income. Our existing net operating loss carryforwards may be subject to limitations arising from previous ownership changes, and if we undergo an ownership change in the future, our ability to utilize our net operating loss carryforwards could be further limited by Section 382. Future changes in our stock ownership, some of which are outside of our control, could result in an ownership change. Furthermore, we may be unable to use a substantial part of our net operating loss carryforwards if we do not attain profitability in an amount sufficient to utilize such losses.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $         million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their option to purchase additional shares in full, we estimate that the net proceeds from this offering will be approximately $         million.

We intend to use the net proceeds from the offering to fund our commercial efforts, our clinical and preclinical development programs and other general corporate purposes. We may also use a portion of the net proceeds from this offering for product portfolio expansion opportunities, which may include the acquisition or licensing of other products, businesses or technologies, although we have no present commitments or agreements to do so. The amounts and timing of these expenditures will depend on a number of factors, such as: the success of commercial sales of PROCYSBI in the United States and EU; the timing of additional regulatory approvals, if any; the progress of our commercial and pre-commercial efforts with respect to RP103 for the potential treatment of HD, NASH/NAFLD and Leigh syndrome; and technological advances and the competitive environment for all of our drug candidates. As a result, we will retain broad discretion over the use and allocation of the net proceeds from this offering. Pending these uses, we intend to invest the net proceeds in short-term, investment-grade, interest-bearing securities.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2014:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the issuance and sale by us of shares of our common stock in this offering at the public offering price of $ per share and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this information together with our audited consolidated financial statements and related notes incorporated by reference in this prospectus. For more details on how you can obtain our SEC reports and other information, you should read the section of the prospectus entitled “Where You Can Find More Information.”

	As of December 31, 2014
(In thousands, except share and per share data)	Actual	As adjusted
		(unaudited)
Cash and cash equivalents	$149,613	$

Debt	$120,000
Notes payable	$60,000
Convertible notes	$60,000
Stockholders’ equity:
Preferred stock, $0.001 par value per share; 15,000,000 shares authorized, zero shares issued and outstanding, actual and as adjusted	—		—
Common stock, $0.001 par value per share; 150,000,000 shares authorized, 68,861,366 shares issued and outstanding, actual; 150,000,000 shares authorized, shares issued and outstanding, as adjusted	69		—
Additional paid-in capital	306,832
Accumulated other comprehensive loss	(60)
Accumulated deficit	(257,895)

Total stockholders’ equity	48,946

Total capitalization	$168,946	$

The outstanding share information in the table above excludes the following, in each case as of December 31, 2014:

•	8,857,961 shares of common stock issuable upon the exercise of outstanding stock options having a weighted-average exercise price of $7.71 per share;

•	no restricted stock units outstanding;

•	334,764 shares of common stock issuable upon the exercise of outstanding warrants having a weighted-average exercise price of $4.54 per share;

•	1,952,974 shares of common stock reserved for issuance pursuant to future awards under our 2010 Stock Incentive Plan, as well as any automatic increases in the number of shares of our common stock reserved for future issuance under this plan; the number of shares common stock reserved for issuance pursuant to future awards under this plan will be increased by 3,456,620 shares in the event stockholders approve a proposed amendment to this plan at our annual meeting of stockholders to be held on May 5, 2015;

•	978,720 shares of common stock reserved for future issuance under our 2013 Employee Stock Purchase Plan, as well as any automatic increases in the number of shares of our common stock reserved for future issuance under this plan; and

•	2,017,712 shares of common stock reserved for future issuance under our 2014 Employment Commencement Stock Incentive Plan.

DILUTION

If you invest in our common stock in this offering, your interest will be immediately diluted to the extent of the difference between the public offering price per share of our common stock in this offering and the net tangible book value per share of our common stock after this offering. As of December 31, 2014, we had a historical net tangible book value of $42.7 million, or $0.62 per share of common stock. Our net tangible book value represents total tangible assets less total liabilities and convertible preferred stock, all divided by the number of shares of common stock outstanding on December 31, 2014.

After giving effect to the sale of             shares of common stock in this offering at the public offering price of $             per share and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value at December 31, 2014 would have been approximately $            million, or $            per share. This represents an immediate increase in as adjusted net tangible book value of $            per share to existing stockholders and an immediate dilution of $            per share to new investors. The following table illustrates this per share dilution:

Public offering price per share		$
Net tangible book value per share as of December 31, 2014	$0.62
Increase per share attributable to new investors

As adjusted net tangible book value per share as of December 31, 2014, after giving effect to this offering

Dilution per share to new investors		$

If the underwriters fully exercise their option to purchase additional shares, our as adjusted net tangible book value after this offering would increase to approximately $            per share, and there would be an immediate dilution of approximately $            per share to new investors.

To the extent that outstanding options are exercised or outstanding restricted stock units vest, investors purchasing our common stock in this offering will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

The number of shares of common stock to be outstanding after this offering is based on 68,861,366 shares of common stock outstanding as of December 31, 2014, and excludes the following, in each case as of such date:

•	8,857,961 shares of common stock issuable upon the exercise of outstanding stock options having a weighted-average exercise price of $7.71 per share;

•	no restricted stock units outstanding;

•	334,764 shares of common stock issuable upon the exercise of outstanding warrants having a weighted-average exercise price of $4.54 per share;

•	1,952,974 shares of common stock reserved for issuance pursuant to future awards under our 2010 Stock Incentive Plan, as well as any automatic increases in the number of shares of our common stock reserved for future issuance under this plan; the number of shares common stock reserved for issuance pursuant to future awards under this plan will be increased by 3,456,620 shares in the event stockholders approve a proposed amendment to this plan at our annual meeting of stockholders to be held on May 5, 2015;

•	978,720 shares of common stock reserved for future issuance under our 2013 Employee Stock Purchase Plan, as well as any automatic increases in the number of shares of our common stock reserved for future issuance under this plan; and

•	2,017,712 shares of common stock reserved for future issuance under our 2014 Employment Commencement Stock Incentive Plan.

PRICE RANGE OF COMMON STOCK

Our common stock trades on The NASDAQ Global Market under the symbol “RPTP”. The following table sets forth on a per share basis, for the periods indicated, the low and high sale prices of our common stock as reported by The NASDAQ Global Market:

	High	Low
Year ended December 31, 2013
First quarter	$6.28	$4.71
Second quarter	$10.47	$5.40
Third quarter	$15.00	$9.26
Fourth quarter	$15.29	$11.09
Year ended December 31, 2014
First quarter	$17.72	$9.38
Second quarter	$12.19	$7.12
Third quarter	$12.20	$8.00
Fourth quarter	$11.10	$7.85
Year ending December 31, 2015
First quarter (through March 27, 2015)	$12.16	$8.52

The last reported sale price of our common stock on The NASDAQ Global Market on March 27, 2015 was $11.97 per share. As of March 27, 2015, there were approximately 111 holders of record of our common stock. This number does not include beneficial owners whose shares are held by nominees in street name.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We intend to retain all available funds and any future earnings, if any, to fund the development and expansion of our business and we do not anticipate paying any cash dividends in the foreseeable future. In addition, unless waived, our loan agreement with HC Royalty prohibits us from paying cash dividends. Any future determination related to dividend policy will be made at the discretion of our board of directors.

UNDERWRITING

Citigroup Global Markets Inc. and Leerink Partners LLC are acting as joint book-running managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter’s name.

Underwriter	Number of Shares
Citigroup Global Markets Inc.
Leerink Partners LLC
Cowen and Company, LLC
JMP Securities LLC
Janney Montgomery Scott LLC

Total

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the underwriters’ option to purchase additional shares described below) if they purchase any of the shares.

Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $             per share. If all the shares are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

If the underwriters sell more shares than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to             additional shares at the public offering price less the underwriting discount. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment. Any shares issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering.

We, our executive officers and our directors have agreed that, for a period of 90 days from the date of this prospectus supplement, we and they will not, without the prior written consent of Citigroup and Leerink Partners, dispose of or hedge any shares or any securities convertible into or exchangeable for our common stock. Citigroup and Leerink Partners in their sole discretion may release any of the securities subject to these lock-up agreements at any time without notice. Notwithstanding the foregoing, if (i) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (ii) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day restricted period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, provided that such extension will not apply if the provisions of NASD Conduct Rule 2711(f)(4) do not restrict the publishing or distribution of any research reports relating to us by any of the underwriters during the 15 days before or after the last day of the lock-up period (before giving effect to such extension).

The shares are listed on The NASDAQ Global Market under the symbol “RPTP”.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

Paid by Raptor Pharmaceutical Corp.
	No Exercise	Full Exercise
Per share	$	$
Total	$	$

We estimate that our portion of the total expenses of this offering will be approximately $                .

In connection with the offering, the underwriters may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the underwriters’ option to purchase additional shares, and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of shares than they are required to purchase in the offering.

•	“Covered” short sales are sales of shares in an amount up to the number of shares represented by the underwriters’ option to purchase additional shares.

•	“Naked” short sales are sales of shares in an amount in excess of the number of shares represented by the underwriters’ option to purchase additional shares.

•	Covering transactions involve purchases of shares either pursuant to the underwriters’ option to purchase additional shares or in the open market in order to cover short positions.

•	To close a naked short position, the underwriters must purchase shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	To close a covered short position, the underwriters must purchase shares in the open market or must exercise the option to purchase additional shares. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the underwriters’ option to purchase additional shares.

•	Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares. They may also cause the price of the shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on The NASDAQ Global Market, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Conflicts of Interest

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of shares described in this prospectus supplement may not be made to the public in that relevant member state other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in the relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

The sellers of the shares have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus supplement. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in Australia

No prospectus or other disclosure document (as defined in the Corporations Act 2001 (Cth) of Australia (“Corporations Act”)) in relation to the common stock has been or will be lodged with the Australian Securities & Investments Commission (“ASIC”). This document has not been lodged with ASIC and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

•	you confirm and warrant that you are either:

•	a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

•	a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

•	a person associated with the company under section 708(12) of the Corporations Act; or

•	a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act, and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this document is void and incapable of acceptance; and

•	you warrant and agree that you will not offer any of the common stock for resale in Australia within 12 months of that common stock being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Notice to Prospective Investors in France

Neither this prospectus supplement nor any other offering material relating to the shares described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the shares has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the shares to the public in France.

Such offers, sales and distributions will be made in France only:

•	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•	in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The shares offered in this prospectus supplement have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

•	to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus supplement nor any other offering or marketing material relating to the offering, the company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (“FINMA”), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

LEGAL MATTERS

The validity of the issuance of our common stock offered hereby will be passed upon for us by Latham & Watkins LLP, Menlo Park, California. Cooley LLP, San Francisco, California, is acting as counsel for the underwriters in connection with this offering.

EXPERTS

The consolidated balance sheets as of December 31, 2014 and 2013, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity (deficit) and cash flows for the years then ended and for the four-month period ended December 31, 2012, the related financial statement schedule, and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The consolidated statements of operations and comprehensive loss, stockholders’ equity (deficit) and cash flows for the fiscal year ended August 31, 2012, and the financial statement schedule that are incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Burr Pilger Mayer, Inc., independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act, of which this prospectus supplement and the accompany prospectus form a part. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement. For further information about us and the securities we are offering under this prospectus supplement and the accompanying prospectus, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. With respect to the statements contained in this prospectus supplement and the accompanying prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement.

We file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. You may read and copy this information from the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with them which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future information filed (rather than furnished) with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act between the date of this prospectus supplement and the termination of this offering, provided, however, that we are not incorporating any information furnished under Item 2.02 or Item 7.01 of any current report on Form 8-K:

•	our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 2, 2015;

•	the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2014 from our Definitive Proxy Statement on Schedule 14A for the Annual Meeting of Stockholders to be held on May 5, 2015, filed with the SEC on March 26, 2015;

•	our Current Reports on Form 8-K filed with the SEC on January 7, 2015 and February 13, 2015; and

•	the description of our Series A Participating Preferred Stock contained in the Registration Statement on Form 8-A filed on May 16, 2005 (File No. 000-25571), as amended on May 9, 2014, pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

Raptor Pharmaceutical Corp.

7 Hamilton Landing, Suite 100

Novato, CA 94949

(415) 408-6200

Attn: Secretary

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus and any accompanying prospectus supplement.

PROSPECTUS

Raptor Pharmaceutical Corp.

Common Stock

Preferred Stock

Warrants

Units

We may offer and sell the securities identified above from time to time in one or more offerings. This prospectus provides you with a general description of the securities.

Each time we offer and sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the amounts, prices and terms of the securities. The supplement may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and the applicable prospectus supplement before you invest in any of our securities.

We may offer and sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” SECTION ON PAGE 6 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT AND THE DOCUMENTS THAT ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Our common stock is listed on The NASDAQ Global Market under the symbol “RPTP.” On March 27, 2015, the last reported sale price of our common stock on The NASDAQ Global Market was $11.97 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 30, 2015.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, using a “shelf” registration process. By using a shelf registration statement, we may sell securities from time to time and in one or more offerings as described in this prospectus. Each time that we offer and sell securities, we will provide a prospectus supplement to this prospectus, and may provide one or more free writing prospectuses, that contain specific information about the securities being offered and sold and the specific terms of that offering. The prospectus supplement and any related free writing prospectus that we may provide may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or any related free writing prospectus that we may provide, you should rely on that prospectus supplement or such free writing prospectus, as the case may be. Before purchasing any securities, you should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus that we may provide, together with the documents incorporated by reference herein as described under the heading “Where You Can Find More Information; Incorporation by Reference.”

We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, the applicable prospectus supplement to this prospectus and any related free writing prospectus that we may provide is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

When we refer to “Raptor Pharmaceutical,” “we,” “our,” “us” and the “Company” in this prospectus, we mean Raptor Pharmaceutical Corp. (including its predecessors) and its consolidated subsidiaries, unless otherwise specified. When we refer to “you,” we mean the prospective purchasers of the applicable securities.

This prospectus and any accompanying prospectus supplement, including the information incorporated by reference into this prospectus and any accompanying prospectus supplement, and any free writing prospectuses we have authorized for use in connection with any offering, include trademarks, service marks and trade names owned by us or others companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus and any accompanying prospectus supplement, and any free writing prospectuses we have authorized for use in connection with any offering, are the property of their respective owners.

NOTE REGARDING MARKET DATA

We obtained the statistical data, market data and other industry data and forecasts that appears or may appear in this prospectus, any related prospectus supplement or any related free writing prospectus that we may provide and the documents incorporated by reference in this prospectus from sources such as market research reports, publicly available information, industry publications and estimates made by our management. While we believe that this data and these forecasts are reliable, we have not independently verified this information, and we do not make any representation as to the accuracy of this information. We have not sought the consent of the sources to refer to their reports or data appearing or incorporated by reference in this prospectus or any related prospectus supplement or any related free writing prospectus that we may provide.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports, proxy statements and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our web site address is http://www.raptorpharma.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or as exhibits to a document incorporated by reference in the registration statement. Statements in this prospectus, any prospectus supplement or any related free writing prospectus that we may provide about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C. or through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and, if applicable, supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any related prospectus supplement or any related free writing prospectus that we may provide or any subsequently filed document that is incorporated by reference in this prospectus modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, between the date of this prospectus and the termination of the offering of the securities described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof or exhibits thereto, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including our Compensation Committee report and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 2, 2015;

•	The information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2014 from our Definitive Proxy Statement on Schedule 14A for the Annual Meeting of Stockholders to be held on May 5, 2015, filed with the SEC on March 26, 2015;

•	Our Current Reports on Form 8-K filed with the SEC on January 7, 2015 and February 13, 2015; and

•	The description of our Series A Participating Preferred Stock contained in the Registration Statement on Form 8-A filed on May 16, 2005 (File No. 000-25571), as amended on May 9, 2014, pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, excluding any documents or portions thereof or exhibits thereto that are “furnished” to, rather than “filed” with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

Raptor Pharmaceutical Corp.

7 Hamilton Landing, Suite 100

Novato, CA 94949

(415) 408-6200

Attn: Secretary

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus and any accompanying prospectus supplement.

THE COMPANY

We are a biopharmaceutical company focused on developing and commercializing transformative treatments for people affected by rare and debilitating diseases.

Our product, PROCYSBI® (cysteamine bitartrate) delayed-release capsules, or PROCYSBI, received marketing approval from the U.S. Food and Drug Administration, or FDA, in April 2013 for the management of nephropathic cystinosis in adults and children six years and older. In Europe, PROCYSBI gastro-resistant hard capsules of cysteamine (as mercaptamine bitartrate), received a marketing authorization in September 2013 from the European Commission, or EC, as an orphan medicinal product for the management of proven nephropathic cystinosis in the European Union, or EU. The EU marketing authorization allows us to commercialize PROCYSBI in the 28 Member States of the EU plus Norway, Liechtenstein and Iceland (which are not EU Member States but are part of the European Economic Area, or EEA). PROCYSBI received seven and ten years of market exclusivity due to its designation as an orphan drug in the United States and the EU, respectively. We achieved first commercial sales of PROCYSBI in the United States in June 2013 and in the EU, specifically in Germany, in April 2014.

Raptor Pharmaceutical Corp. was initially incorporated in Nevada on July 29, 1997 as Axonyx Inc. In October 2006, Axonyx Inc. and its then-wholly-owned subsidiary completed a reverse merger, business combination with TorreyPines Therapeutics, Inc., reincorporated in Delaware and changed its name to TorreyPines Therapeutics, Inc. In September 2009, we and our wholly-owned subsidiary completed a reverse merger, business combination with Raptor Pharmaceuticals Corp. pursuant to which Raptor Pharmaceuticals Corp. became our wholly-owned subsidiary. Immediately prior to the merger, we changed our corporate name from TorreyPines Therapeutics, Inc. to Raptor Pharmaceutical Corp.

Our principal executive offices are located at 7 Hamilton Landing, Suite 100, Novato, CA 94949, and our telephone number is (415) 408-6200.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference from our most recent Annual Report on Form 10-K, and any subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (in each case including all amendments thereto), and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement and any related free writing prospectus that we may provide before acquiring any of such securities. The risks described in these documents are not the only ones we face. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors, or factors that we currently deem immaterial, that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

(in thousands, except ratios)

The following table sets forth the dollar amount of the coverage deficiency for each of the periods presented. As the ratios of earnings to fixed charges indicate less than one-to-one coverage in each of the periods presented, we have provided the coverage deficiency amounts for those periods. You should read these figures in connection with our consolidated financial statements, including the notes to those statements, incorporated by reference in this prospectus. See Exhibit 12.1 hereto for additional detail regarding the computation of the deficiency of earnings to cover fixed charges.

	Year Ended December 31,		Four Months Ended December 31, 2012	Year Ended August 31,
	2014	2013		2012	2011	2010
Deficiency of earnings to cover fixed charges (1)	$(52,486)	$(69,417)	$(19,292)	$(38,644)	$(37,195)	$(18,928)

(1)	For purposes of computing the deficiency of earnings to fixed charges, earnings consist of reported net loss plus fixed charges. Fixed charges are the sum of Interest expense, amortization of debt costs, and portion of rental expense attributable to interest. Due to our net losses for each of the periods presented, earnings were insufficient to cover fixed charges for these periods

For the periods indicated above, we had no outstanding shares of preferred stock with required dividend payments. Therefore, the deficiency of earnings to fixed charges and preferred stock dividends are identical to the table above.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is not complete and may not contain all the information you should consider before investing in our capital stock. This description is summarized from, and qualified in its entirety by reference to, our certificate of incorporation, as amended, our bylaws, as amended, and our Rights Agreement (as defined below), which have been publicly filed with the SEC. See “Where You Can Find More Information; Incorporation by Reference.”

Our authorized capital stock consists of:

•	150,000,000 shares of common stock, $0.001 par value; and

•	15,000,000 shares of preferred stock, $0.001 par value.

Common Stock

Dividends

Subject to any preferential rights to receive dividends of any outstanding shares of our preferred stock (including, if issued, our Series A participating preferred stock described below), the holders of our common stock will be entitled to receive, ratably in proportion to the number of shares of our common stock held by them, any dividends that may be declared on our common stock by our board of directors out of funds legally available for the payment of dividends.

Voting Rights

For the purpose of determining those stockholders entitled to vote at any meeting of our stockholders, except as otherwise provided by law, only persons in whose names shares of stock stand on our stock records on the applicable record date, as provided in our bylaws, as amended, shall be entitled to vote at any meeting of stockholders. Every person entitled to vote shall have the right to do so either in person, by remote communication, if applicable, or by an agent or agents authorized by a proxy granted in accordance with Delaware law. An agent so appointed need not be a stockholder. No proxy shall be voted after three (3) years from its date of creation unless the proxy provides for a longer period.

Each outstanding share of common stock will entitle the holder to one vote on each matter properly submitted to our stockholders for their vote; provided, however, that holders of common stock shall not be entitled to vote on any amendment to our certificate of incorporation, as amended, that relates solely to the terms of one or more outstanding series of our preferred stock if the holders of such affected series of preferred stock are entitled to vote thereon. The holders of our common stock are not entitled to cumulative voting rights in the election of our directors, which means that holders of a majority of the outstanding shares of our common stock will be entitled to elect all of our directors standing for election by holders of our common stock. In the event that shares of our Series A Participating Preferred Stock are issued, the Series A Participating Preferred Stock and our common stock will vote together as one class on all matters submitted to a vote of our stockholders as described below under “—Shareholder Rights Plan; Series A Participating Preferred Stock”.

Our bylaws, as amended, provide that our stockholders have the power to adopt, amend or repeal our bylaws; provided, that in addition to any vote of the holders of any class or series of our stock required by law or by our certificate of incorporation, as amended, such action by stockholders shall require the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then-outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class. Our board of directors also is empowered to amend our bylaws without the consent of our stockholders. In addition, our certificate of incorporation, as amended, and our bylaws, as amended, provide that a director may be removed at any time (a) with cause by the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of our capital stock entitled to vote at an election of directors or (b) without cause by the affirmative vote of the holders of 66 2⁄3% of the voting power of all then-outstanding shares of our capital stock entitled to vote at an election of directors.

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive or similar rights to acquire shares of our common stock or other securities and is not subject to conversion into other securities or redemption at our option or at the option of any holder.

Right to Receive Liquidation Distributions

If we voluntarily or involuntarily liquidate, dissolve or wind-up, the holders of our common stock will be entitled to receive, after payment of or provision for all of our debts and other liabilities and distribution in full of the preferential amounts, if any, to be distributed to the holders of any outstanding preferred stock, all of our remaining assets available for distribution, ratably in proportion to the number of shares of our common stock held by them.

Other

Our outstanding common stock is fully paid and non-assessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock, which our board of directors may designate and issue in the future.

Transfer Agent

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Preferred Stock

Our board of directors is authorized, without action by our stockholders, to provide for the issuance of shares of preferred stock in one or more series, and to fix the number of shares and to determine for each series such voting rights, if any, designations, preferences and relative, participating, optional or other rights and such qualifications, limitations or restrictions as provided in a resolution or resolutions adopted by our board of directors. Prior to the issuance of shares of a series of preferred stock, we are required by the General Corporation Law of the State of Delaware, or the DGCL, to file a certificate of designation with the Secretary of State of the State of Delaware. The certificate of designation sets forth, for each such series, the designations, powers, preferences, rights, qualifications, limitations and restrictions, established by the resolution or resolutions of our board of directors as described above.

Our board of directors, without stockholder approval, could issue one or more series of our preferred stock with voting, economic or other rights that are senior or superior to those of our common stock that could, among other things, dilute the voting power of our common stock, reduce the likelihood that holders of our common stock will receive dividend payments (if we were to elect to pay dividends) or payments in the event of our liquidation, dissolution or winding-up, and delay, deter or prevent a change in control or other takeover of our company.

Shareholder Rights Plan; Series A Participating Preferred Stock

Our board of directors has established a shareholder rights plan and, in connection therewith, has authorized the issuance of 100,000 shares of our Series A Participating Preferred Stock, or the Junior Preferred Stock. Both

our shareholder rights plan and our authorized but unissued Junior Preferred Stock include terms and conditions which could discourage a takeover or other transaction that holders of some or a majority of common stock might believe to be in their best interests.

Pursuant to the Rights Agreement (as defined below), our board of directors has authorized the issuance of 136 preferred share purchase rights, or a “Right”, for each outstanding share of our common stock, including any shares offered pursuant to this prospectus and any applicable prospectus supplement. Each Right entitles its holder to purchase one one-thousandth of a share of our Junior Preferred Stock (we refer to this fractional share as a “Unit”) at a price of $15.00. As described below, this fraction of a share of Junior Preferred Stock is intended to give the owner approximately the same dividend, voting and liquidation rights as would one share of our common stock. However, prior to exercise, a Right does not give its owner any dividend, voting, liquidation or other rights as a stockholder.

The terms of the Rights are set forth in a rights agreement dated as of May 13, 2005, as amended, by and between American Stock Transfer & Trust Company, LLC, as rights agent, and us, which is referred to herein as the Rights Agreement.

Subject to certain exceptions, upon the earlier to occur of (i) the close of business on the tenth day after a public announcement that a person, together with all affiliates or associates of such person, which we refer to as an “acquiring person,” has acquired beneficial ownership of 15% or more of our outstanding common stock, subject to certain exceptions, or (ii) 10 business days (or such later date as may be determined by action of our board of directors prior to such time as any person becomes an acquiring person) following the commencement of a tender or exchange offer which would result in the beneficial ownership by an acquiring person of 15% or more of such outstanding common stock (the earlier of such dates is referred to as the “distribution date”), the Rights will be evidenced by our common stock certificates.

The Rights are currently evidenced by the certificates that represent our common stock and trade with, and are inseparable from, the underlying common stock. Until the distribution date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates of our common stock will also constitute the transfer of the Rights associated with the common stock represented by such certificate. As soon as practicable following the distribution date, if any, separate certificates evidencing the Rights will be mailed to holders of record of our common stock as of the close of business on the distribution date and such separate Rights certificates alone will evidence the Rights.

The Rights are not exercisable until the distribution date. The Rights will expire at the close of business on May 13, 2015 unless that final expiration date is extended or unless the Rights are earlier redeemed or exchanged by us, in each case as described below.

The purchase price payable, and the number of Units of Junior Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Junior Preferred Stock, (ii) upon the grant to holders of the Units of Junior Preferred Stock of certain rights, options or warrants to subscribe for or purchase Units of Junior Preferred Stock (or shares having the same or more favorable rights, privileges and preferences as the Junior Preferred Stock, which we refer to as “equivalent preferred stock”) at a price, or securities convertible into Units of Junior Preferred Stock or equivalent preferred stock with a conversion price, less than the then current market price of the Units of Junior Preferred Stock, or (iii) upon the distribution to holders of the Units of Junior Preferred Stock of evidences of indebtedness, cash or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Units of Junior Preferred Stock) or of subscription rights, options or warrants other than those referred to above.

The number of outstanding Rights and the number of Units of Junior Preferred Stock issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of our common stock or a stock dividend on the common stock payable in common stock or subdivisions, consolidations or combinations of the common stock occurring, in any such case, prior to the distribution date.

The Junior Preferred Stock purchasable upon exercise of the Rights will not be redeemable. The Junior Preferred Stock will rank senior in right of payment to our common stock, and, unless otherwise provided with respect to a particular series of our preferred stock, junior in right of payment to our preferred stock, with respect to dividends and distributions in the event of our liquidation, dissolution and winding-up. Each share of Junior Preferred Stock will be entitled to a minimum quarterly payment of $10.00 per share, or, if greater, an aggregate dividend of one one-hundred thirty-sixth (1/136th) of 1,000 times the dividend (other than dividends payable in common stock) declared per share of our common stock. In the event of our liquidation, dissolution or winding-up, the holders of shares of our Junior Preferred Stock will be entitled to receive, for each share of Junior Preferred Stock and after payment of or provision for our debts and other liabilities and the preferential amounts, if any, to be distributed to holders of any other outstanding shares of our preferred stock, a minimum liquidation payment of $1,000 per share (plus any accrued but unpaid dividends), or, if greater, an aggregate payment of one one-hundred thirty-sixth (1/136th) of 1,000 times the payment made per share of our common stock. Each share of Junior Preferred Stock will have one one-hundred thirty-sixth (1/136th) of 1,000 votes on all matters submitted to a vote of our stockholders and shall vote together with the holders of our common stock as one class on all matters submitted to a vote of our stockholders. In the event of any merger, consolidation or other transaction in which shares of our common stock are exchanged, each share of Junior Preferred Stock will be exchanged or changed in an amount per share equal to one one-hundred thirty-sixth (1/136th) of 1,000 times the amount received per share of common stock. The foregoing rights are protected by customary anti-dilution provisions.

The foregoing dividend, liquidation and voting rights of the Junior Preferred Stock are intended to result in each Unit of Junior Preferred Stock purchasable upon exercise of a Right having a value that approximates the value of one share of common stock.

If, after the Rights become exercisable, we are acquired in a merger or other business combination transaction with an acquiring person or one of its affiliates, or 50% or more of our consolidated assets or earning power are sold to an acquiring person or one of its affiliates, the Rights Agreement requires that proper provision be made so that each holder of a Right will thereafter have the right to receive, upon exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring person which at the time of such transaction will have a market value of two times the exercise price of the Right.

If any person or group of affiliated or associated persons becomes the beneficial owner of 15% or more of the outstanding shares of our common stock, the Rights Agreement requires, subject to certain exceptions, that proper provision be made so that each holder of a Right, other than Rights beneficially owned by the acquiring person (which will thereafter be unexercisable), will have the right to receive for a period of 60 days upon exercise that number of shares of our common stock or Units of Junior Preferred Stock (or cash, other securities or property) having a market value of two times the exercise price of the Right.

At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding shares of our common stock, subject to certain exceptions, and prior to the acquisition by such person or group of 50% or more of the outstanding common stock, our board of directors may exchange the Rights (other than Rights owned by such person or group, which will have become void), in whole or in part, at an exchange ratio per Unit of Junior Preferred Stock equal to the purchase price per Unit of Junior Preferred Stock upon exercise of a Right divided by the then current market price per Unit of Junior Preferred Stock on the earlier of (i) the date on which any person becomes an acquiring person and (ii) the date on which a tender or exchange offer is announced which, if consummated would result in the offerer being the beneficial owner of 15% or more of the shares of our common stock then outstanding.

With certain exceptions, no adjustment to the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in the purchase price. No fractional shares of Junior Preferred Stock will be issued (other than fractions which are integral multiples of one one-thousandth of a share of Junior Preferred Stock, which may, at our election, be evidenced by depositary receipts) and, in lieu thereof, an adjustment in cash will be made based on the market price of the Units of Junior Preferred Stock on the last trading day prior to the date of exercise.

At any time on or prior to the public announcement that there is an acquiring person, our board of directors may redeem the Rights in whole, but not in part, at a price of $0.0005 per Right. The redemption of the Rights may be made effective at such time, on such basis and with such conditions as our board of directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the redemption price. The Rights are also redeemable after public announcement that there is an acquiring person under certain circumstances as specified in the Rights Agreement.

Generally, the terms of the Rights and the Rights Agreement may be amended by our board of directors without the consent of the holders of the Rights except that from and after such time that there is an acquiring person no amendment may adversely affect the interests of the holders of the Rights. However, our board of directors may not amend the Rights Agreement to lower the threshold at which a person or group becomes an acquiring person to below 10% of our outstanding common stock. In addition, our board of directors may not cause a person or group to become an acquiring person by lowering this threshold below the percentage interest that such person or group already owns.

Until a Right is exercised, the holder of a Right will have no rights, by virtue of such holder’s ownership of a Right, as our stockholder, including, without limitation, the right to vote or to receive dividends.

The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by our board of directors since the Rights may be redeemed by us at the redemption price prior to the occurrence of a distribution date. The foregoing description of the Rights, the Rights Agreement and the Junior Preferred Stock is not complete and is qualified in its entirety by reference to the Rights Agreement and our certificate of incorporation, as amended, which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part and may be obtained as described under “Where You Can Find More Information; Incorporation by Reference.”

Anti-Takeover Effects of Delaware Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Under Section 203, we are generally prohibited, subject to certain exceptions, from engaging in any “business combination” with any “interested stockholder” (as those terms are defined in Section 203) for a period of three years following the time that this stockholder became an interested stockholder unless:

•	prior to this time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding shares owned by persons who are our directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to such time, the business combination is approved by our board of directors and authorized at an annual or special meeting of our stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Under Section 203, a “business combination” includes in general, with respect to a Delaware corporation such as us:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition to or with the interested stockholder of assets of the corporation with an aggregate market value equal to or greater than 10% of either the aggregate market value of the corporation’s consolidated assets or the aggregate market value of the corporation’s outstanding stock;

•	any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder, subject to limited exceptions;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder, subject to exceptions, as (a) an entity or person beneficially owning, or within three years prior to the determination of interested stockholder status that did own, 15% or more of the outstanding voting stock of the corporation and (b) any affiliate or associate (as those terms are defined in Section 203) of the corporation that was the owner of 15% or more of the outstanding voting stock of the corporation within the prior three years, and affiliates and associates of any of the foregoing persons.

The foregoing description of some of the terms of Section 203 of the Delaware General Corporation Law is not complete and is qualified by reference to Section 203.

Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws

Certain provisions of our certificate of incorporation, as amended, and bylaws, as amended, as well as the provisions of our Rights Agreement and Section 203 of the Delaware General Corporation Law described above, could have the effect of delaying, deterring or preventing another party from acquiring or seeking to acquire control of us. These provisions are intended to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage anyone seeking to acquire control of us to negotiate first with our board of directors. However, these provisions may also delay, deter or prevent a change in control or other takeover of our company that our stockholders might consider to be in their best interests, including transactions that might result in a premium being paid over the market price of our common stock and also may limit the price that investors are willing to pay in the future for our common stock. These provisions may also have the effect of preventing changes in our management.

Our certificate of incorporation, as amended, and bylaws, as amended, include anti-takeover provisions that:

•	authorize our board of directors, without further action by the stockholders, to issue preferred stock in one or more series and, with respect to each series, to fix the number of shares constituting that series and to establish the rights and other terms of that series, which may include dividend and liquidation rights and preferences, conversion rights and voting rights;

•	provide that the number of directors that shall constitute our board of directors shall be fixed exclusively by resolutions adopted by our board of directors and that vacancies on our board of directors, including newly created directorships resulting from any increase in the number of our directors, shall, unless otherwise determined by our board of directors or required by law, be filled only by the affirmative vote of a majority of our directors then in office, even though less than a quorum, and not by our stockholders;

•	require that actions to be taken by our stockholders may only be taken at an annual or special meeting of our stockholders and not by written consent;

•	specify that special meetings of our stockholders can be called only by the Chairman of our board of directors, our Chief Executive Officer, our President or our board of directors and not by our stockholders or any other persons;

•	establish advance notice procedures for stockholders to submit nominations of candidates for election to our board of directors and other proposals to be brought before a stockholders meeting;

•	require the affirmative vote of the holders of at least 66 2/3% of the voting power of all of our then-outstanding shares of capital stock entitled to vote generally at an election of directors in order to remove the board of directors or any individual director without cause;

•	provide that both our board of directors and our stockholders may adopt, amend or repeal our bylaws, provided that, in addition to any vote of any class or series of stock required by law or our certificate of incorporation, as amended, the affirmative vote of the holders of 66 2/3% of the voting power of all then-outstanding shares of our capital stock entitled to vote generally in the election of directors shall be required for our stockholders to adopt, amend or repeal any provision of our bylaws; and

•	do not give the holders of our common stock cumulative voting rights with respect to the election of directors, which means that the holders of a majority of our outstanding shares of common stock can elect all directors standing for election by the holders of our common stock.

DESCRIPTION OF OTHER SECURITIES

We will set forth in the applicable prospectus supplement a description of any warrants to purchase common stock or preferred stock or units, which will consist of one or more shares of common stock or preferred stock and one or more warrants to purchase common stock or preferred stock, issued by us that may be offered and sold pursuant to this prospectus.

GLOBAL SECURITIES

Book-Entry, Delivery and Form

Unless we indicate differently in a prospectus supplement, the securities initially will be issued in book-entry form and represented by one or more global notes or global securities, or, collectively, global securities. The global securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as depositary, or DTC, and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing securities under the limited circumstances described below, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, which we sometimes refer to as indirect participants, that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of the actual purchaser of a security, which we sometimes refer to as a beneficial owner, is in turn recorded on the direct and indirect participants’ records. Beneficial owners of securities will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased securities. Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except under the limited circumstances described below.

To facilitate subsequent transfers, all global securities deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee will not change the beneficial ownership of the securities. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

So long as the securities are in book-entry form, you will receive payments and may transfer securities only through the facilities of the depositary and its direct and indirect participants. We will maintain an office or agency in the location specified in the prospectus supplement for the applicable securities, where notices and demands in respect of the securities and the indenture may be delivered to us and where certificated securities may be surrendered for payment, registration of transfer or exchange.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the securities of a particular series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the securities of such series to be redeemed.

Neither DTC nor Cede & Co. (or such other DTC nominee) will consent or vote with respect to the securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the securities of such series are credited on the record date, identified in a listing attached to the omnibus proxy.

So long as securities are in book-entry form, we will make payments on those securities to the depositary or its nominee, as the registered owner of such securities, by wire transfer of immediately available funds. If securities are issued in definitive certificated form under the limited circumstances described below, we will have the option of making payments by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the applicable trustee or other designated party at least 15 days before the applicable payment date by the persons entitled to payment, unless a shorter period is satisfactory to the applicable trustee or other designated party.

Redemption proceeds, distributions and dividend payments on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us on the payment date in accordance with their respective holdings shown on DTC records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any statutory or regulatory requirements in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except under the limited circumstances described below, purchasers of securities will not be entitled to have securities registered in their names and will not receive physical delivery of securities. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the securities and the indenture.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in securities.

DTC may discontinue providing its services as securities depositary with respect to the securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depositary is not obtained, securities certificates are required to be printed and delivered.

As noted above, beneficial owners of a particular series of securities generally will not receive certificates representing their ownership interests in those securities. However, if:

•	DTC notifies us that it is unwilling or unable to continue as a depositary for the global security or securities representing such series of securities or if DTC ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;

•	we determine, in our sole discretion, not to have such securities represented by one or more global securities; or

•	an Event of Default has occurred and is continuing with respect to such series of securities,

we will prepare and deliver certificates for such securities in exchange for beneficial interests in the global securities. Any beneficial interest in a global security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for securities in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global securities.

We have obtained the information in this section and elsewhere in this prospectus concerning DTC and DTC’s book-entry system from sources that are believed to be reliable, but we take no responsibility for the accuracy of this information.

PLAN OF DISTRIBUTION

We may sell the securities from time to time:

•	through underwriters or dealers;

•	through agents;

•	directly to one or more purchasers; or

•	through a combination of any of these methods of sale.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in the applicable prospectus supplement.

LEGAL MATTERS

Latham & Watkins LLP will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of Raptor Pharmaceutical Corp. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated balance sheets as of December 31, 2014 and 2013, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity (deficit) and cash flows for the years then ended and for the four-month period ended December 31, 2012, the related financial statement schedule, and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The consolidated statements of operations and comprehensive loss, stockholders’ equity (deficit) and cash flows for the fiscal year ended August 31, 2012, and the financial statement schedule that are incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Burr Pilger Mayer, Inc., independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

                         Shares

Raptor Pharmaceutical Corp.

Common Stock

PRELIMINARY PROSPECTUS SUPPLEMENT

                    , 2015

Citigroup

Leerink Partners

Cowen and Company

JMP Securities

Janney Montgomery Scott